UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

SOUTHERN CALIFORNIA EDISON COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

NOTICE OF ANNUAL MEETING

AND

JOINT PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 22, 2010

March 12, 2010

Dear Shareholder:

You are invited to attend the Edison International (“EIX”) and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held jointly on Thursday, April 22, 2010, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

The enclosed EIX and SCE Notice of Annual Meeting and Joint Proxy Statement discuss the matters to be considered at the Annual Meeting. These materials, together with the applicable 2009 Annual Report, have been made available to you via the Internet.

Please promptly vote and submit your proxy via the Internet, by telephone, or by mail, by following the instructions included on your notice regarding the Internet availability of proxy materials (the “Notice”) and/or proxy card. If you receive more than one copy of the Notice or more than one proxy card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present.

Whether or not you expect to attend the Annual Meeting, and regardless of the number of shares you own, your vote is important. Please take the first opportunity to ensure that your shares are represented at the Annual Meeting. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in the business of EIX and SCE.

Sincerely,

Theodore F. Craver, Jr.	Alan J. Fohrer
Chairman of the Board, President and Chief Executive Officer	Chairman of the Board and Chief Executive Officer
Edison International	Southern California Edison Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 22, 2010

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

Directions to the 2010 Edison International (“EIX”) and Southern California Edison Company (“SCE”) annual meeting are on the last page of the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

Matters to be acted upon by EIX and SCE shareholders:

1.	Election of 12 Directors to the EIX Board and 13 Directors to the SCE Board. The names of the Director nominees are as follows:

Jagjeet S. Bindra	Alan J. Fohrer*	James M. Rosser
Vanessa C.L. Chang	Bradford M. Freeman	Richard T. Schlosberg, III
France A. Córdova	Luis G. Nogales	Thomas C. Sutton
Theodore F. Craver, Jr.	Ronald L. Olson	Brett White
Charles B. Curtis

*	Alan J. Fohrer is a Director nominee for the SCE Board only.

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.

The EIX and SCE Boards of Directors recommend that you vote FOR Items 1 and 2.

Matters to be acted upon by EIX shareholders only:

3.	Advisory Vote on Executive Compensation.

The EIX Board of Directors recommends that you vote FOR Item 3.

4.	Shareholder Proposal Entitled “Shareholder Say on Executive Pay”

The EIX Board of Directors recommends that you vote AGAINST Item 4.

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting.

Dated: March 12, 2010

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

EDISON INTERNATIONAL

SOUTHERN CALIFORNIA EDISON COMPANY

2244 WALNUT GROVE AVENUE

ROSEMEAD, CALIFORNIA 91770

JOINT PROXY STATEMENT

INTRODUCTION

The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement thereof. Proxies allow properly designated individuals to vote on your behalf at the Annual Meeting. The proxy materials are being mailed or made available to you via the Internet beginning on March 12, 2010.

In this Joint Proxy Statement:

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name directly with the Company rather than in street name. EIX shares held in the Dividend Reinvestment and Direct Stock Purchase Plan account are also included.

•

Holding shares in “street name” means your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are considered the beneficial owner of those shares. Your name does not appear on the Company’s records as a shareholder.

•	“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold EIX shares represented by their interests in the EIX Stock Fund.

•	“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in the EIX Stock Fund equivalent to EIX shares.

•	“Annual Meeting” means both the EIX and SCE annual meetings of shareholders, which are held jointly.

•	“Board” means both the EIX and SCE Boards of Directors, unless the EIX or SCE Board is specifically identified.

•	“Committee” means the applicable Board committee for both EIX and SCE, unless the EIX or SCE committee is specifically identified.

•	“Company” means both EIX and SCE, unless otherwise indicated.

•	“EIX” means Edison International.

•	“EMG” means Edison Mission Group Inc., a wholly-owned subsidiary of EIX, and holding company of Edison Mission Energy (“EME”), an independent power producer.

•	“ERISA” means the Employee Retirement Income Act of 1974.

•

“Notice of Internet Availability” means the notice regarding the Internet availability of the Company’s proxy materials, which was sent by mail to most shareholders in lieu of printed copies of the proxy materials, as permitted under Securities and Exchange Commission rules.

•

“Proxy card” means either a proxy card, which you may receive if you are a registered shareholder, or a voting instruction form, which you may receive if you hold shares in street name or are a 401(k) Plan shareholder.

•	“SCE” means Southern California Edison Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 22, 2010: The Joint Proxy Statement and the Company’s 2009 Annual Report are available at www.edison.com/annualmeeting.

PROXY AND VOTING PROCEDURES

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting and Joint Proxy Statement;

•	The EIX and/or SCE 2009 Annual Reports;

•	The proxy card; and

•	The Notice of Internet Availability.

Why did the Company mail a Notice of Internet Availability of proxy materials instead of a printed copy of the materials?

Making the proxy materials available to shareholders via the Internet will save us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request it. The Notice of Internet Availability includes instructions on how to:

•	Access and review the proxy materials;

•	Submit your proxy via the Internet; and

•	Request a paper copy of proxy materials by mail.

Why did some shareholders receive printed or e-mail copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an e-mail containing a link to the website where the materials are available via the Internet.

Who can vote?

All owners of voting stock at the close of business on March 2, 2010 (the record date) are entitled to vote. This includes registered, street name, and 401(k) Plan shareholders.

On each item of EIX business, holders of EIX Common Stock are entitled to one vote per share.

On each item of SCE business, holders of SCE

Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Who can attend the Annual Meeting?

All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For the privacy of other attendees and to avoid distraction, shareholders will not be permitted to use cameras or recording devices at the meeting.

If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register with proper identification. No admission pass is required.

If your shares are held in street name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date.

Individual shareholders may bring their spouse or domestic partner to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

How do I vote?

Your vote is important. You can save us the expense of a second mailing by voting promptly. Please follow the appropriate instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a proxy card by mail may vote via the Internet by following the instructions on the proxy card. When voting via the Internet, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan shareholders may vote by telephone by calling 1-800-560-1965 and following the recorded instructions. Most shareholders who hold their shares in street name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card.

By Mail – Shareholders who received a paper copy of these proxy materials may vote by mail by completing, signing, dating and returning their proxy card as indicated.

In Person – Registered shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in street name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan shareholders may not cast votes in person at the Annual Meeting.

What is the deadline to vote and how do I change my vote?

If you are a registered shareholder, the inspector of election will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 21, 2010, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered shareholders may change their vote prior to the deadline by writing to the Corporate Secretary, voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in street name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 21, 2010, and by mail if it is received by 9:00 a.m., Pacific Time, on April 22, 2010. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 20, 2010 for the 401(k) Plan trustee to vote your shares. 401(k) Plan shareholders may change their vote at any time prior to this deadline by voting again. The last vote received within this timeframe will be the vote that is counted.

What does it mean if I get more than one Notice of Internet Availability or proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and street name shares. You should use the specific control numbers provided on each Notice of Internet Availability or proxy card and vote each Notice or proxy card to ensure that all of your shares are voted.

What shares are covered by the proxy card?

This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

For EIX registered and 401(k) Plan shareholders, you will receive or have Internet access to a single proxy card that covers all shares of common stock in your registered and 401(k) Plan accounts, including all fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE registered shareholders, you will receive or have Internet access to separate proxy cards for each series of preferred stock registered in your name.

If you hold shares in both EIX and SCE, you will receive or have Internet access to separate proxy cards for each Company.

If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy cards from each broker or other nominee.

What happens if I submit my proxy card but do not indicate my voting preference?

The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for Director (Item 1), ratification of the appointment of the independent registered public accounting firm (Item 2), and approval of executive compensation (Item 3, EIX only), and “AGAINST” the shareholder proposal (Item 4, EIX only).

What happens if I submit my proxy card but do not sign or date my card?

Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

What happens if I do not vote?

If you are a registered shareholder, your shares will not be voted.

If you hold your shares in street name and you do not provide a proxy card, the broker or other nominee may be authorized to vote your shares as it chooses. If your broker or other nominee lacks discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker non-vote” on that item.

If you are a 401(k) Plan shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

How many votes do you need to hold the meeting?

A quorum is required for the Company to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. All shares represented by a properly executed proxy will be considered as present and part of the quorum, even if you or your bank or other nominee abstains or withholds votes on any or all matters.

As of the record date, EIX had 325,811,206 shares of EIX Common Stock outstanding, 325,797,265 of which are entitled to cast a total of 325,797,265 votes. SCE had 4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast a total of 28,801,188 votes, and 434,888,104 shares of Common Stock outstanding and entitled to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes.

What vote is required to adopt the proposals at the meeting?

For Item 1, the 12 nominees receiving the highest number of affirmative or “FOR” votes will be elected as Directors of EIX, and the 13 nominees receiving the highest number of affirmative or “FOR” votes will be elected as Directors of SCE. Votes withheld for any of the nominees and broker non-votes will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

For Item 2, (both EIX and SCE) and Items 3 and 4 (EIX only), the following two votes must be obtained to adopt each proposal:

•	The affirmative vote of at least a majority of the votes cast on the proposal. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect this vote; and

•	The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes will have the effect of votes cast against the proposal.

Who will count the votes?

Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported in the aggregate.

Whom may I call with any questions?

You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.wellsfargo.com/shareownerservices.

What happens if additional matters are presented at the Annual Meeting?

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the items of business described in this Joint Proxy Statement. If you submit a proxy and any other matters should properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. Should any of the nominees for election to the Board become unavailable to stand for election as a Director, the proxies will also have the authority to vote for substitute nominees as they choose.

How much will this proxy solicitation cost?

We have retained Laurel Hill Advisory Group, LLC to assist us with the solicitation of proxies and will pay an aggregate fee of $20,000 (EIX $18,000 and SCE $2,000) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the Directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

What is the deadline to submit shareholder proposals or other business to be included in the proxy materials for next year’s Annual Meeting?

To be considered for inclusion in the 2011 Joint Proxy Statement, shareholder proposals for the

Company’s 2011 Annual Meeting must be received by November 12, 2010.

Shareholders intending to bring any other business before an Annual Meeting, including Director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our offices within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2011 Annual Meeting is held on April 28, 2011, as currently specified by the Bylaws, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2011 Annual Meeting, including Director nominations, will begin on September 13, 2010 and end on November 12, 2010.

CORPORATE GOVERNANCE

How are potential Director nominees identified and selected by the Board to become nominees?

The Nominating/Corporate Governance Committee, comprised solely of independent directors under NYSE Euronext rules and our Corporate Governance Guidelines, is responsible for recommending Director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description, together with any supporting materials, of the following:

•

Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

•	The qualifications, qualities and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our Directors, senior management, and any third-party director search firm retained by the Committee. Mr. Bindra’s nomination was recommended by a search firm retained to identify candidates with experience in a capital intensive industry. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on a preliminary evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, one or more Committee members and others as determined by the Committee, interview the candidate. The Committee conducts any further research on the candidate that it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a Director. The Board considers the recommendation and determines whether to nominate the candidate for election.

What information does the Nominating/Corporate Governance Committee consider when recommending a Director nominee?

For the Committee to recommend a Director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Experience in a generally recognized position of leadership; and

•	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and specific skills and experience that are relevant to our business strategy.

How does the Nominating/Corporate Governance Committee consider diversity in identifying director candidates?

Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. The Committee instructed a director search firm retained in 2008 to identify candidates reflecting ethnic and gender diversity. In 2009, the Committee discussed the value of diversity at four Committee meetings.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience, prior to recommending nominees for election.

How does the Board determine which Directors are considered independent?

Our Corporate Governance Guidelines require that the Board consist of at least a majority of independent Directors. The Company uses the NYSE listing standards to determine independence.

Additionally, the Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be comprised solely of independent Directors. The Audit and Compensation Committee charters contain additional independence requirements for committee membership.

No Director will be considered independent if he or she would not qualify as independent under NYSE listing standards. Other Directors are determined to be independent unless the Director has a material relationship with the Company or its subsidiaries.

The Board has determined that the categories of relationships in Section B of Exhibit A-1 to our Corporate Governance Guidelines are not material for purposes of determining Directors’ independence.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a Director is independent or not, is made in good faith by the Directors, provided that the Director whose relationship is under consideration abstains from the vote regarding his or her independence.

Which Director nominees has the Board determined are independent?

The Board has determined that Director nominees Bindra, Chang, Córdova, Curtis, Freeman, Nogales, Rosser, Schlosberg, Sutton, and White are independent.

The Board reviews the independence of our Directors at least annually, and periodically as needed. In February 2010, prior to recommending Director nominees for election, the Board confirmed that the independent Director nominees had no relationships or transactions that automatically disqualified them as independent. The Board reviewed the following relationships and transactions that existed or occurred since the beginning of 2009, all of which fell within the categories of immaterial relationships in our Corporate Governance Guidelines:

•

Mr. Bindra retired as president of Chevron Global Manufacturing in June 2009. The EIX companies made payments to various Chevron entities primarily related to the purchase and sale of natural gas, which totaled less than 0.01% of Chevron Corporation’s consolidated gross revenues.

•

Dr. Rosser is president of California State University, Los Angeles. The EIX companies made charitable contributions to various California State University entities, which totaled less than 0.01% of California State University’s consolidated gross revenues.

•

Mr. White is president and CEO of CB Richard Ellis Group, Inc. SCE made lease-related payments to various CB Richard Ellis Group entities, which totaled less than 0.01% of CB Richard Ellis Group’s consolidated gross revenues.

•	SCE received payments from various California State University and CB Richard Ellis Group entities for electric utility services at rates established by regulatory agencies.

The Board concluded that the relationships and transactions described above are not material and do not affect the independence of Messrs. Bindra, Rosser or White.

The Board did not review relationships or transactions if (i) the Director nominee held only a director, trustee or similar position with, or an immediate family member held a non-executive officer position with, or the Director nominee or family member beneficially owned less than 5% of, an organization that had a relationship or transaction with the EIX companies, or (ii) the amount involved was less than $120,000.

Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

The Lead Director is designated annually by the independent Directors, must be independent, and is expected to devote a greater amount of time to Board service than the other Directors. The current Lead Director is Bradford M. Freeman, who has served in that role since April 2008. The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include all of the following:

•	In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;

•	Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered;

•	Be available to serve as a liaison between the Chairman and the independent directors;

•	Be available for consultation and direct communication with the Company’s shareholders and other interested parties;

•	Call meetings of the non-employee and the independent directors when necessary and appropriate; and

•	Perform other duties delegated by the non-employee directors.

Why are the positions of Chairman of the Board and Chief Executive Officer combined?

The Board believes that the CEO is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO also facilitates information flow between management and the Board, which is essential to effective governance and risk oversight. The CEO’s day-to-day presence and interaction with management and other employees makes him most familiar with emerging risks that should be addressed by the Board.

The Board expanded the duties of the Lead Director in 2008. The Board has determined that the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is in the best interest of our shareholders because it provides the appropriate balance between effective leadership of the Company and independent oversight of management. However, the Board continues to follow trends in this area and could, under different circumstances, reach a different conclusion.

What role does the Board have in risk oversight?

The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews and approves corporate goals and capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. In carrying out these responsibilities, the Committee annually reviews the Company’s risk management processes and key enterprise risks, and receives regular reports on litigation, internal audits and compliance. The Committee also annually reviews and approves the internal audit plan and reviews with the Chief Ethics and Compliance Officer the processes for monitoring compliance with the Ethics and Compliance Code.

The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “Compensation Discussion and Analysis – Assessment of Risk” below.

The Finance Committee monitors risk in the Company’s capital investment activities. The Committee regularly monitors the level of capital investment relative to approved capital budgets and must approve significant capital spending variances and projects that are not included in approved capital budgets.

The Nominating/Corporate Governance Committee advises the Board with respect to Board and committee composition, Board structure and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

How many times did the Board meet in 2009?

The Board met six times in 2009. Each Director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held three executive sessions of the non-employee Directors and one executive session of the independent Directors.

Does the Company have a policy on attendance of Director nominees at Annual Meetings?

Director nominees are expected to attend Annual Meetings. All of the current Directors attended the 2009 Annual Meeting.

Are Directors required to hold EIX Common Stock?

Yes. Within five years from the date of their initial election to the Board, Directors are required to beneficially own an aggregate number of shares of EIX Common Stock or derivative securities convertible into common stock, excluding stock options, having a value equivalent to four times the amount of the annual Board retainer.

All current Directors exceed these stock ownership guidelines.

Does EIX have a policy on shareholder rights plans?

The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent Directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Is SCE subject to the same corporate governance stock exchange listing standards as EIX?

No. SCE is listed on the NYSE Amex Equities stock exchange, which exempts SCE from designated corporate governance standards for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules as a controlled company because (i) over 50% of its voting power is held by its parent company, EIX, and (ii) SCE has listed only preferred stock on the exchange.

How may I communicate with the Board?

Shareholders and other interested parties may communicate with the Board or individual Directors by following the procedures described on our website at www.edisoninvestor.com, under “Corporate Governance.”

Where can I find the Company’s corporate governance documents?

The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, and the Ethics and Compliance Code applicable to all Directors, officers and employees of the EIX companies, are posted on our website at www.edisoninvestor.com, under “Corporate Governance.”

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are posted on our website at www.sce.com/AboutSCE/CompanyOverview/CorporateGovernance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that the Nominating/Corporate Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is generally a Director, a Director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Nominating/Corporate Governance Committee charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held in advance of recommending Director nominations to the Board. The list is based on information from questionnaires completed by our Directors, Director nominees, and executive officers, together with information obtained from our accounts payable and receivable records. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Olson is a partner of the law firm of Munger, Tolles & Olson LLP, which provided legal services to the EIX companies in 2009. Such services are expected to continue in the future. The amount paid to Munger, Tolles & Olson LLP for legal services during 2009 was $2,200,622. Mr. Olson provided only two hours of service to the EIX companies in 2009.

We believe that the relationship with Munger, Tolles & Olson LLP is comparable to that which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

BOARD COMMITTEES

The current membership and primary functions of our Audit, Compensation and Executive Personnel, Nominating/Corporate Governance, and Finance Committees are described below.

Director	Audit Committee	Compensation and Executive Personnel Committee	Nominating/ Corporate Governance Committee	Finance Committee
Vanessa C.L. Chang	X			X
France A. Córdova			X	X
Charles B. Curtis			Chair	X
Bradford M. Freeman	X	X
Luis G. Nogales	X			Chair
Ronald L. Olson				X
James M. Rosser		X	X
Richard T. Schlosberg, III	X	Chair	X
Thomas C. Sutton	Chair Financial Expert	X
Brett White		X	X
Number of Meetings Held in 2009	7	4	6	3

Audit Committee

The Audit Committee’s duties and powers, which are further described in its charter, include the following:

•	Appoint the independent registered public accounting firm.

•	Assist the Board in its oversight of:

•	the integrity of financial statements;

•	finance, accounting, legal compliance and ethics disclosure and internal control systems;

•	compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	the performance of the internal audit function.

•

Meet regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•	Recommend to the Board the inclusion of the year-end audited financial statements in the Company’s Annual Report on Form 10-K.

•

Review with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•	Oversee the Company’s (i) risk assessment and risk management policies, (ii) major financial risk exposures and (iii) the steps management has taken to monitor and control these exposures.

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee’s duties and powers, which are further described in its charter, include the following:

•	Review the performance and set the compensation of designated elected officers, including the executive officers.

•	Review Director compensation for consideration and action by the Board.

•	Approve the design of executive and Director compensation programs, plans and arrangements.

•	Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s duties and powers, which are further described in its charter, include the following:

•	Periodically review Board size and composition and identify and recommend Director candidates.

•	Review related party transactions.

•	Periodically review and recommend updates to the Corporate Governance Guidelines.

•	Advise the Board with respect to corporate governance matters.

•	Oversee the evaluation of the Board and Board committees.

•	Review the orientation program for new Directors and continuing education activities for all Directors.

Finance Committee

The Finance Committee’s duties and powers, which are further described in its charter, include the following:

•	Review and monitor capital spending compared to budget.

•	Approve significant capital spending variances and significant capital projects not included in the budget.

•	The EIX Finance Committee reviews the following at least annually:

•	the financing plans, capital structure and credit ratings of EIX and its subsidiaries;

•	the trust investments of EIX; and

•	the EIX corporate contributions budget.

•	The SCE Finance Committee reviews SCE’s financing plans, capital structure, credit ratings, and trust investments at least annually.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about carrying out its responsibilities.

In connection with the December 31, 2009, financial statements, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required by the statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers its independence from the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K to be filed with the SEC.

Thomas C. Sutton, Chair

Vanessa C.L. Chang

Bradford M. Freeman

Luis G. Nogales

Richard T. Schlosberg, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2009 and December 31, 2008, by PricewaterhouseCoopers:

Type of Fee	EIX and Subsidiaries ($000)		SCE ($000)

	2009	2008	2009	2008
Audit Fees	$10,850	$13,122	$6,492	$7,658
Audit-Related Fees(1)	116	67	116	66
Tax Fees(2)	5,144	4,926	4,429	3,439
All Other Fees(3)	363	250	355	250
Totals	$16,473	$18,365	$11,392	$11,413

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(2)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. Those fees were to support compliance with federal, state and foreign tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

(3)	These fees are related to support services for an SCE computer system and an annual subscription to an Internet accounting research service.

The Audit Committee is required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that are not prohibited and that require pre-approval under the Exchange Act. The Committee’s pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the respective Committee at its next meeting. The Committee has delegated such pre-approval responsibilities to the Committee Chair. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2009, all services performed by PricewaterhouseCoopers were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

PROPOSALS TO BE VOTED ON

ITEM 1

ELECTION OF DIRECTORS

Twelve Directors will be elected to the EIX Board and 13 Directors will be elected to the SCE Board, each to hold office until the next Annual Meeting. The Director nominees of EIX and SCE are the same, except that Mr. Fohrer is a nominee for the SCE Board only. A biography of each nominee describing his or her age, business experience during the past five years, and other prior relevant business experience is presented below. The biography includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a Director. While each nominee’s entire range of experience and skills is considered important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

JAGJEET S. BINDRA

Mr. Bindra, age 62, is being nominated for the first time to serve as a Director of EIX and SCE. He served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited (2002 to 2003), president of Chevron Pipeline Co. (1997 to 2002), and senior vice president, Pipelines, Chevron Overseas Petroleum, Inc. (1995 to 1997). He is a director of Larsen & Toubro Limited in India, Transfield Services Limited in Australia, and Sriya Innovations, Inc. Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Mr. Bindra would bring to the Board global experience in a capital intensive industry, as well as expertise in energy value chain and asset management.

VANESSA C.L. CHANG

Ms. Chang, age 57, has been a Director of EIX and SCE since 2007. She is a principal of EL & EL Investments, a private real estate investment business (since 1999). Ms. Chang has served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service (2000 to 2002) and senior vice president of Secured Capital Corporation, a real estate investment bank (1998). She was a partner of the accounting firm KPMG Peat Marwick LLP for 11 years. Ms. Chang has been a director or trustee of three funds in the American Funds family, advised by Capital Research and Management Company, since 2000, and a director of Blue Shield of California since 2005. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Ms. Chang brings experience in accounting and finance to the Board.

FRANCE A. CÓRDOVA

Dr. Córdova, age 62, has been a Director of EIX and SCE since 2004. She is the president of Purdue University (since 2007). Dr. Córdova previously served as chancellor of the University of California, Riverside (2002 to 2007) and vice chancellor for research and a professor of physics for the University of California, Santa Barbara (1996 to 2002). From 1993 to 1996, she served as NASA Chief Scientist. Dr. Córdova has been a director of SAIC, Inc. since 2008, and served as a director of Belo Corporation from 2003 to 2007. She serves on the National Science Board and is a member of the Board of Regents of the Smithsonian Institute. Dr. Córdova is a graduate of Stanford University and holds a Ph.D in Physics from the California Institute of Technology.

Dr. Córdova brings public institution leadership experience and expertise in science and technology to the Board.

THEODORE F. CRAVER, JR.

Mr. Craver, age 58, is the Chairman of the Board, President and Chief Executive Officer of EIX (since 2008). He has been a Director of EIX since 2007 and of SCE since 2008. Mr. Craver has served as Chairman of the Board, President and Chief Executive Officer of EMG (2005 to 2008), and Executive Vice President (2002 to 2004), Chief Financial Officer (2000 to 2004) and Treasurer (1996 to 2004) of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp (1991 to 1996) and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary (1986 to 1991). He has been a director of Health Net, Inc. since 2005. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a background in finance.

CHARLES B. CURTIS

Mr. Curtis, age 69, has been a Director of EIX and SCE since 2006. He served as president and chief operating officer of the Nuclear Threat Initiative, a private foundation dealing with national security issues (2001 to 2009). Mr. Curtis is currently a senior advisor to the Center for Strategic and International Studies, a public policy research institution (since 2009). He has served as executive vice president of the United Nations Foundation (2000) and a partner of the law firm of Hogan & Hartson (1997 to 2000). Mr. Curtis also served as deputy secretary of the U.S. Department of Energy (1995 to 1997), under secretary of the U.S. Department of Energy (1994 to 1995), and chairman of the Federal Energy Regulatory Commission (1977 to 1981). He has been a trustee of the Putnam Funds, a family of over 100 equity and fixed income mutual funds, since 2001. Mr. Curtis is a graduate of the University of Massachusetts, Amherst, and Boston University Law School.

Mr. Curtis brings experience in energy policy and regulation and expertise in security to the Board.

ALAN J. FOHRER

Mr. Fohrer, age 59, is the Chairman of the Board (since 2007) and Chief Executive Officer (since 2002) of SCE. He has been a Director of SCE since 2002, and also served as Chairman of the Board of SCE in 2002. Mr. Fohrer has served as President and Chief Executive Officer of EME (2000 to 2001), Executive Vice President and Chief Financial Officer of EIX (1995 to 2000), and Senior Vice President, Chief Financial Officer and Treasurer of EIX and SCE (1993 to 1995). Since joining SCE in 1973, he also has held a number of other management and non-management positions with the Company. Mr. Fohrer served as a director of Duratek, Inc. from 2004 to 2006. He holds two degrees in civil engineering from the University of Southern California, and received his MBA degree from California State University, Los Angeles.

Mr. Fohrer brings to the SCE Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a background in engineering.

BRADFORD M. FREEMAN

Mr. Freeman, age 68, has been a Director of EIX and SCE since 2002. He is a founding partner of Freeman Spogli & Co., a private investment company (since 1983). Mr. Freeman has served as managing director of the brokerage firm Dean Witter Reynolds, Inc. (1976 to 1983). He has been a director of CB Richard Ellis Group, Inc. since 2001. Mr. Freeman is a graduate of Stanford University and holds an MBA degree from Harvard Business School.

Mr. Freeman brings experience in the capital markets and securities business to the Board.

LUIS G. NOGALES

Mr. Nogales, age 66, has been a Director of EIX and SCE since 1993. He is managing partner of Nogales Investors, LLC, a private equity investment company (since 2001). Mr. Nogales has served as president of Nogales Partners, a private equity investment company (1990 to 2001), president of Univision, a Spanish language television network (1986 to 1988), and chairman of the board and chief executive officer of United Press International, a communications company (1983 to 1986). He has been a director of Arbitron Inc. and KB Home since 2001. Mr. Nogales is a member of the Board of Trustees of the J. Paul Getty Trust. He is a graduate of San Diego State University and Stanford Law School.

Mr. Nogales brings to the Board business and chief executive leadership experience in media and marketing enterprises and the Spanish language market, and knowledge of the Company’s business through 17 years of service on the Board.

RONALD L. OLSON

Mr. Olson, age 68, has been a Director of EIX and SCE since 1995. He is a partner of the law firm of Munger, Tolles and Olson LLP (since 1970). Mr. Olson has been a director of Berkshire Hathaway, Inc. since 1997, City National Corporation since 2001 and The Washington Post Company since 2003, and a director or trustee for three funds in the Western Asset Funds complex since 2005. He is a trustee of the RAND Corporation and the California Institute of Technology, and a director of the Council on Foreign Relations. Mr. Olson is a graduate of Drake University and University of Michigan Law School, and holds a Diploma in Law from Oxford University.

Mr. Olson brings to the Board experience in law and as a director of various public and private companies and non-profit organizations, and knowledge of the Company’s business through 15 years of service on the Board.

JAMES M. ROSSER

Dr. Rosser, age 70, has been a Director of SCE since 1985 and of EIX since 1988. He is the president of California State University, Los Angeles (since 1979). Dr. Rosser is a director of the California Community Foundation and a member of the Board of Governors of the Los Angeles County Economic Development Corporation. He has served as a director of privately-held companies, including Sanwa Bank of California and Fedco, a membership-based retail store chain that operated in Southern California. Dr. Rosser is a graduate of Southern Illinois University, where he also received his Ph.D and Master of Arts degrees.

Dr. Rosser brings to the Board public institution leadership experience, community knowledge and leadership, and knowledge of the Company’s business and history through 25 years of service on the Board.

RICHARD T. SCHLOSBERG, III

Mr. Schlosberg, age 65, has been a Director of EIX and SCE since 2002. He has served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation (1999 to 2004), publisher and chief executive officer of The Los Angeles Times (1994 to 1997), and executive vice president and Director of The Times Mirror Company, a media communications company (1994 to 1997). Mr. Schlosberg has been a director of eBay Inc. since 2004, and served as a director of BEA Systems, Inc. from 2005 to 2008. He is chairman of the board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Mr. Schlosberg brings to the Board business and chief executive leadership experience in the communications industry, including in the local markets served by SCE.

THOMAS C. SUTTON

Mr. Sutton, age 67, has been a Director of EIX and SCE since 1995. He has served as chairman of the board and chief executive officer of Pacific Life Insurance Company (1990 to 2007) and as a trustee of the Pacific Funds (2001 to 2007). Mr. Sutton has been a director of the Public Policy Institute of California since 2002. He is a graduate of the University of Toronto.

Mr. Sutton brings to the Board business and chief executive leadership experience in a regulated industry, and knowledge of the Company’s business through 15 years of service on the Board. He is the Audit Committee financial expert.

BRETT WHITE

Mr. White, age 50, has been a Director of EIX and SCE since 2007. He is the chief executive officer and president of CB Richard Ellis Group, Inc., a commercial real estate services firm. Mr. White has served as president of CB Richard Ellis Group, Inc. (2001 to 2005) and chairman of the Americas of CB Richard Ellis Services, Inc. (1999 to 2001). He has been a director of CB Richard Ellis Group, Inc. since 2001. Mr. White is a trustee of the University of San Francisco. He is a graduate of the University of California, Santa Barbara.

Mr. White brings to the Board the experience and perspective of an active chief executive officer of a public company.

The Board recommends that you vote “FOR” the EIX and SCE Director nominees, as applicable.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for calendar year 2010. PricewaterhouseCoopers is an international accounting firm which provides leadership in public utility accounting matters.

Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

The Company is not required to submit these appointments to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends that you vote “FOR” Item 2.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

TO BE VOTED ON BY EIX SHAREHOLDERS ONLY

In December 2009, the EIX Board adopted a policy to give shareholders an advisory vote on executive compensation, commonly known as “Say-on-Pay,” beginning with this year’s Annual Meeting. Under the policy, shareholders will be able to cast an annual non-binding advisory vote on our executive compensation philosophy, policies and procedures as described in the Compensation Discussion and Analysis section of the Joint Proxy Statement.

The EIX Board adopted this policy after considering the merits of “Say-on-Pay” in light of recent corporate governance trends, potential federal legislation, and input from shareholders following a shareholder proposal that passed in 2009. However, the EIX Board will continue to monitor pending “Say-on-Pay” legislation and emerging trends, and may modify the policy in the future in response to further developments.

The EIX executive compensation program is reviewed and approved by the EIX Compensation and Executive Personnel Committee. The objectives of our executive compensation program are described in “Compensation Discussion and Analysis” below, which we encourage you to read carefully.

The EIX Board believes our competitive compensation structure aligns executive compensation with shareholder value and serves shareholders well. This advisory vote gives shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the shareholders approve EIX’s overall executive compensation philosophy, policies and procedures as described in the Compensation Discussion and Analysis section of this Joint Proxy Statement.”

EIX values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding upon the EIX Board. However, the Compensation and Executive Personnel Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions as it deems appropriate.

The EIX Board recommends that you vote “FOR” Item 3.

ITEM 4

SHAREHOLDER PROPOSAL ENTITLED ‘SHAREHOLDER SAY ON EXECUTIVE PAY’

TO BE VOTED ON BY EIX SHAREHOLDERS ONLY

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns 100 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 4.”

4 – Shareholder Say on Executive Pay

RESOLVED – the shareholders of our company recommend that our board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

This proposal topic won our 51% support at our 2009 annual meeting. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

Votes on 2009 “Say on Pay” resolutions averaged more than 46% in favor. More than 20 companies (including Edison International) had votes over 50%, demonstrating strong shareholder support for this reform.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The merits of this Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance. In 2008 and 2009 the following governance issues were identified:

The Corporate Library said there was concern regarding our company’s executive pay practices. Edison granted 75% of the long-term incentive award as stock options. A heavy reliance on option awards raised concerns over the link between executive pay and company performance. Small increases in our company’s share price (which can be totally unrelated to management performance) can result in large financial awards.

Additionally our company did not disclose the exact breakdowns of its annual and long-term incentive awards. It merely gave a general overview as it named the performance metrics but did not reveal targets and/or target payouts. The Corporate Library said it is better for annual and long-term incentives to be tied to fully disclosed, performance-based metrics.

Our CEO John Bryson retired in 2008 with almost $65 million. And our company was ordered to pay fines, etc. of $146 million due to faked customer satisfaction and health and safety survey data

Our directors also served on boards rated “D” by The Corporate Library: Luis Nogales, KB Home (KBH); Richard Schlosberg, eBay Inc. (EBAY) and Ronald Olson, City National Corporation (CYN). Our

directors have still failed to adopt a 2005 shareholder proposal winning 58% support to subject golden parachutes to a shareholder vote.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Executive Pay – Yes on 4.

EIX Board Recommendation “Against” Item 4

The EIX Board has carefully considered the shareholder proposal entitled “Shareholder Say on Executive Pay.” The Board recommends that you vote “AGAINST” the shareholder proposal because EIX has already adopted and implemented a “Say-on-Pay” policy that is substantially the same as the policy requested by the shareholder proposal.

As discussed in Item 3 above, the EIX Board has adopted a policy to give shareholders an annual advisory vote on our executive compensation philosophy, policies and procedures. The EIX Board has already implemented this policy by providing shareholders with an opportunity to cast an advisory vote at this year’s Annual Meeting.

The shareholder proposal requests that shareholders also ratify and approve the Compensation Committee Report included in the Joint Proxy Statement. The EIX Board believes that a shareholder vote on the Compensation Committee Report is not necessary or meaningful because the Compensation Committee Report contains only the Committee’s recommendation that the Compensation Discussion and Analysis be included in the Joint Proxy Statement and Annual Report on Form 10-K. The Compensation Committee Report does not include any information about our executive compensation program.

For the foregoing reasons, the EIX Board recommends that you vote “AGAINST” Item 4.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation philosophy, policies and procedures and the material elements of our executive compensation program for the named executive officers (“Named Officers”).

The EIX Named Officers are:

•	Theodore F. Craver, Jr.
•	W. James Scilacci
•	Alan J. Fohrer
•	Robert L. Adler
•	Ronald L. Litzinger

The SCE Named Officers are:

•	Alan J. Fohrer
•	Linda G. Sullivan
•	John R. Fielder
•	Pedro J. Pizarro
•	Stephen E. Pickett
•	Mahvash Yazdi
•	Thomas M. Noonan

Overview of Key 2009 Compensation Actions

Our executive compensation philosophy, policies and procedures are reflected in the following key 2009 compensation actions, each of which is discussed in more detail later in this section:

•

Our philosophy for non-promotional salary increases is that increases should be given primarily to executives whose salaries are low compared to market median, provided their performance is satisfactory;

•	Salary rates for Named Officers were not increased in 2009, except for increases related to promotions;

•	Annual incentive awards for 2009 were generally above target, primarily reflecting above-target core earnings performance at EIX and SCE;

•	There were no payouts for performance shares payable in 2009 as a result of EIX comparative total shareholder return performance; and

•	The mix of long-term incentive awards was changed in 2009 to reduce the percentage of total value allocated to stock options and replace it with an equivalent value in restricted stock units.

Compensation Committee Role and Responsibilities

The Compensation and Executive Personnel Committee has the authority and responsibility to review and determine the compensation paid to most Company officers, including the Named Officers. The Committee determines each Named Officer’s compensation following an annual review of corporate performance and the officer’s individual performance.

The EIX CEO provides the Committee with recommendations regarding the compensation of the Named Officers (other than his own). Other Named Officers participate in developing and reviewing compensation recommendations, but do not participate in recommendations regarding their own compensation.

In determining the compensation of the EIX CEO, the EIX Committee Chair solicits input on his performance from the non-employee Directors. The Chair provides a report to the Committee on the input received. The Committee discusses the report and determines the compensation of the EIX CEO in executive session without the EIX CEO present. The Chair also provides a report to the EIX Board in a non-management executive session on the input received and the Committee’s compensation determination.

For officers who are not EIX Section 16 Officers, the Committee has authorized the EIX CEO and the EIX Senior Vice President for Human Resources to jointly approve special relocation, recruitment and retention awards within specific limits pre-approved by the Committee, and has authorized mid-year compensation determinations and adjustments to be made within pre-approved guidelines.

Compensation Consultant

The Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of officer compensation, including the Named Officers. The Committee has retained Frederic W. Cook & Company, Inc.

(“F.W. Cook”), as its independent compensation consultant to assist with the following:

•	Identifying industry trends and norms;

•	Reviewing and identifying the appropriate peer group companies; and

•	Evaluating relevant executive compensation data for these companies.

F.W. Cook’s responsibilities include:

•	Reviewing the executive and Director compensation programs and philosophy;

•	Advising the Committee of compensation plans or practices that might be made more effective; and

•	Advising the Committee on norms and best practices for executive and Director compensation and areas of concern and risk in the programs.

F.W. Cook has not performed any services for the Company unrelated to executive compensation, and all interactions with management are incidental to its work for the Committee.

Compensation Objectives

Our executive compensation program seeks to achieve three fundamental objectives:

•	Attract and retain qualified executives;

•	Focus executives’ attention on specific strategic and operating objectives of the Company; and

•	Align executives’ interests with the long-term interests of the shareholders and, for SCE, its ratepayers.

Material Elements of Compensation

The material elements of our executive compensation program include:

•	Base salaries;

•	Annual incentives;

•	Long-term incentives;

•	Retirement and other post-termination benefits;

•	Severance benefits; and

•	Perquisites.

The Committee believes that each element is appropriately structured to help achieve one or more of the executive compensation program objectives.

Assessment of Risk

Our executive compensation policy directs that the total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

The Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking, noting the following characteristics which limit risk:

•	Short-term incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;

•	Goals for short-term incentive programs are varied (not focused on just one metric) and include specific risk-management, safety and compliance goals;

•	Long-term incentive awards are subject to a multi-year vesting schedule;

•	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative total shareholder return for performance shares;

•	Stock ownership guidelines require top officers to hold company stock worth two to five times their salary; and

•	Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

Benchmarking

All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual incentive awards, and long-term incentive compensation are benchmarked annually, while other employee benefits and perquisites are benchmarked at least every three years.

The Committee selected the following companies as the 2009 peer group, which includes all companies in the Philadelphia Utility Index except AES Corporation, plus Sempra Energy. The same peer group was used for 2008 and 2007.

2009 Peer Group Companies
Ameren	First Energy
American Electric Power	FPL Group
CenterPoint Energy	Northeast Utilities
Consolidated Edison	Pacific Gas & Electric
Constellation Energy	Progress Energy
Dominion Resources	Public Service Enterprise Group
DTE Energy
Duke Energy	Sempra Energy
Entergy	Southern Company
Exelon	Xcel Energy

AES Corporation is excluded from the group because its mix of business revenues differs significantly from that of EIX and the other companies in the group, and Sempra Energy is included due to its California nexus. The Committee believes this peer group provides more relevant comparative compensation data.

The target value of total direct compensation for each Named Officer is set at approximately the median level for that position among the peer group companies. The reasons supporting the Committee’s determination to use the median level include:

•	The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity across EIX, SCE and EMG;

•	Evidence that above-median compensation generally has not been necessary for recruitment and retention; and

•	Evidence that below-median compensation would create retention and recruitment difficulties.

Tally Sheets

The Committee received tally sheets for each EIX Named Officer as of December 31, 2009. Tally sheets provide the Committee with information about the following components of compensation paid over a three-year period:

•	Cash compensation (base pay and annual incentives);

•	Equity award values (stock options, performance shares and restricted stock units);

•	Changes in pension values and non-qualified plan earnings; and

•	The amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

These tally sheets are intended to enhance the Committee’s overall understanding of our executive compensation program. However, the Committee does not rely on tally sheets when making specific compensation decisions.

2009 Executive Compensation Program Elements

Base Salaries

None of the Named Officers has a contractual right to receive a fixed base salary.

Each Named Officer is assigned to an executive band based on his or her position. Each band has a base salary range consisting of a minimum, median and maximum. The median of the base salary range is the average of market median salaries for comparable positions in that band at the peer group companies.

Each December, the Committee approves the base salary range for each band for the upcoming year. At that time, the Committee may adjust the salary range for one or more bands based on peer group data. In December 2008, the Committee did not increase the base salary median for any band that includes Named Officers.

Each February, the Committee determines each Named Officer’s base salary for the current year. In February 2009, the Committee determined the 2009 base salary for each Named Officer. Base salary changes are effective in March of each year.

The base salary that was paid to each Named Officer in 2009 is the amount reported in column (c) of the “Summary Compensation Table” below.

The salary increases between 2008 and 2009 shown in the Summary Compensation Table for Messrs. Craver, Scilacci, Litzinger and Pizarro primarily reflect the fact that these officers were promoted during 2008. Thus, their lower 2008 salaries reflect a partial year at the pre-promotion salary rate.

The higher salary amounts in 2009 for Messrs. Fohrer and Fielder and Ms. Yazdi reflect the fact that salary increases for 2008 were not effective until March 2008. Thus, their lower 2008 salary amounts compared to 2009 reflect a partial year in 2008 at the 2007 rate.

The 2008 year-end salary rates for Messrs. Craver, Fohrer and Fielder and Ms. Yazdi were not increased for 2009. For Messrs. Scilacci, Litzinger and Pizarro, the Committee determined that their 2008 promotions did not bring their salaries up to market median and therefore increased the salary rates for 2009 for Messrs. Scilacci and Litzinger by 11% and Mr. Pizarro by 3%.

Annual Incentives

The annual incentive program for executives is the EIX Executive Incentive Compensation Plan. None of the Named Officers has a contractual right to receive a fixed annual incentive award.

Each December, the Committee approves the target and maximum potential annual incentive awards for each executive band for the upcoming year. The target award is stated as a percentage of base salary. It is based on the median level of target annual incentive awards for comparable positions at the peer group companies. The maximum award is two times the target amount, which the Committee’s independent compensation consultant has advised is the most prevalent practice among the peer group companies. The 2009 target and maximum annual incentive award amounts for the Named Officers are in the “Grants of Plan-Based Awards” table below.

In December 2008, the Committee did not increase the target or maximum annual incentive award for any band that includes Named Officers.

Each February, the Committee determines the annual incentive award amounts for Named Officers for the prior year, based on its judgment of corporate performance relative to pre-established goals (generally determined in February of the prior year), other factors that the Committee determines are important, and individual performance. Corporate performance for each Named Officer is evaluated based on performance relative to the goals of EIX, SCE or EMG, depending on where the officer serves.

The Committee approved 2009 goals for each of EIX, SCE and EMG. The Committee also assigned a relative weight to goal areas to assist in assessing corporate performance. Financial performance, measured by core earnings per share, is weighted most heavily. Subject to the Committee’s discretion, if threshold levels of core earnings per share had not been met, no incentive award would have been paid.

The table below shows, for EIX, SCE and EMG, the relative weight for financial performance, the target for 2009 core earnings per share, and the 2009 actual core earnings per share achieved.

Core Earnings Per Share (EPS)	Relative Weight	Target EPS	Actual EPS
EIX	60%	$3.05	$3.25
SCE	60%	$2.49	$2.68
EMG	60%	$0.70	$0.68

The table below shows the relative weights for the non-financial performance areas.

EIX Performance Areas	Relative Weight
Long-Term Growth Strategy	10%
Regulatory and Legislative Advocacy	10%
Enterprise Risk Management	10%
People, Safety, Culture	10%
SCE Performance Areas	Relative Weight
Regulatory and Legislative Advocacy	10%
Growth and Capital Investment Program	10%
Operational Excellence	10%
People, Culture, Reputation	10%
EMG Performance Areas	Relative Weight
Long-Term Growth Strategy	15%
Regulatory and Legislative Advocacy	15%
Operational Excellence	5%
People, Culture, Reputation	5%

The goals (and weights assigned to the goals) are intended as guidelines and many of the goals are qualitative in nature. There is no pre-set formula for incentive awards. Assessment of performance and final incentive award determinations are based on the Committee’s subjective judgment.

Important factors in determining EIX’s non-financial performance were as follows:

•	Long-Term Growth Strategy – Exceeded strategic planning goal and met goal to enhance capital approval process.

•

Regulatory and Legislative Advocacy – Exceeded goal to successfully manage key regulatory and legislative environmental priorities, measured primarily by progress on federal climate change legislation.

•	Enterprise Risk Management – Met goal to develop an enterprise-wide compliance structure and framework; partially met goals related to corporate reputation and risk oversight process.

•

People, Safety, Culture – Met goals for safety, employee performance appraisals, company values, and ethics and compliance training; exceeded goal to have diverse candidate slates for executive-level positions, based on success in filling positions with diverse candidates.

Important factors in determining SCE’s non-financial performance were as follows:

•

Regulatory and Legislative Advocacy – Met goals for key legislative priorities, including customer rate structure reform, and exceeded goals for key regulatory proceedings, including state and federal rate cases.

•	Growth and Capital Investment Program – Exceeded capital spending goal and met goal to execute major capital projects on time and on budget.

•	Operational Excellence – Met goals for safety, injury reporting and customer service; did not meet goals for advancing San Onofre Nuclear Generating Station operational excellence.

•

People, Culture, Reputation – Met or exceeded goals for employee performance appraisals, executive-level employee diversity, ethics and compliance training, corporate values, and regulatory compliance.

Important factors in determining EMG’s non-financial performance were as follows:

•	Long-Term Growth Strategy – Met capital spending goal, measured primarily by wind project development.

•	Regulatory and Legislative Advocacy – Met goals for legislative and regulatory priorities.

•	Operational Excellence – Exceeded safety target, but did not meet unplanned outage rate target.

•

People, Culture, Reputation – Met or exceeded goals for employee performance appraisals, executive-level employee diversity, management/leadership training, ethics and compliance training, corporate values, and regulatory compliance.

In determining corporate performance, the Committee has discretion to consider other factors it may not have anticipated or that it otherwise determines to be important. In determining the annual incentive award for each Named Officer, the Committee takes into consideration its judgment of the officer’s individual performance.

In February 2010, the Committee evaluated 2009 corporate and individual Named Officer performance and determined the 2009 annual incentive awards for the Named Officers. Each Named Officer’s 2009 annual incentive award earned is set forth in column (g) of the “Summary Compensation Table” below.

To qualify annual incentive awards as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, the EIX Committee adopted the 2009 Executive Bonus Program (“2009 Bonus Program”) pursuant to the provisions of the 2007 Performance Incentive Plan. Under the 2009 Bonus Program, an overall maximum annual incentive award for 2009 was established for each participating Named Officer as a specified percentage of an annual incentive award pool, with the aggregate award pool having a maximum value equal to 1.5% of EIX’s 2009 consolidated earnings from continuing operations, subject to adjustment for the effects of any special charges to earnings.

The actual annual incentive for 2009 awarded to each participating Named Officer was less than the applicable maximum determined under the 2009 Bonus Program. This was designed to establish each participating Named Officer’s annual incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while still preserving the Committee’s flexibility to determine the actual annual incentive award for each Named Officer under the Executive Incentive Compensation Plan up to the maximum amount determined under the 2009 Bonus Program.

Long-Term Incentives

Our policy is that the Named Officers’ long-term incentives should be directly linked to the value provided to shareholders of EIX Common Stock. Therefore, 100% of the Named Officers’ long-term incentives is awarded in the form of equity instruments reflecting, or valued by reference to, EIX’s Common Stock.

In 2009, each Named Officer’s long-term incentive award value was in the form of:

•	50% EIX non-qualified stock options;

•	25% EIX performance shares; and

•	25% EIX restricted stock units.

This allocation is different than in 2008, when 75% of most Named Officers’ long-term incentive award value was in the form of EIX non-qualified stock options and the remaining 25% was in the form of EIX performance shares. The Committee changed the long-term incentive award allocations and awarded restricted stock units to strike an appropriate balance among equity awards that reward:

•	Absolute shareholder return (non-qualified stock options);

•	Relative shareholder return (performance shares); and

•	Shareholder value over a multi-year vesting period for retention purposes (restricted stock units).

The Committee also reduced the percentage of long-term incentive award value allocated to stock options because (i) full value awards (such as performance shares and restricted stock units) are less dilutive to shareholders than options because the same award value can be delivered using fewer shares; and (ii) the Committee’s independent compensation consultant advised that this approach is more consistent with long-term incentive award practices among the peer group companies.

This change in allocation is reflected in the 2009 Stock Award and Option Award values included in the Summary Compensation Table, resulting in Stock Award values for 2009 that are generally greater than prior years and Option Award values for 2009 that are generally less than prior years.

Each December, the Committee approves the target long-term incentive award value for each executive band for the upcoming year. The target value is stated as a percentage of base salary and is based on the median level of target long-term incentive award values at the peer group companies.

In December 2008, the Committee did not increase the target long-term incentive award value for any band that includes Named Officers.

The Committee approved grants of stock options, performance shares, and restricted stock units to the Named Officers on February 25, 2009, with a grant date of March 3, 2009. Ms. Sullivan received additional awards at the end of the quarter in which she was elected Senior Vice President, Chief Financial Officer and Acting Controller of SCE. The value of each grant is listed in the “Grants of Plan- Based Awards” table below.

The EIX Committee approved the grant values and methodology for converting those values into the number of options, performance shares, and restricted stock units at the time of each long-term incentive grant.

Named Officers will realize value in the stock option portion of their long-term award only if the EIX stock price appreciates after the grant date.

Named Officers will realize value in the restricted stock unit portion of their long-term award at the end of the three-year vesting period commensurate with the value realized by shareholders from dividends and appreciation in the stock price.

Named Officers will realize value in the performance share portion of their long-term award only if EIX’s total shareholder return over the three-year period is on par with, or better than, the peer group companies.

Retirement Benefits and Other Post-Termination Benefits

The Named Officers receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and 401(k) Plan are both qualified retirement plans in which the Named Officers participate on substantially the same terms as other participating employees.

Due to maximum limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the Named Officers under the SCE Retirement Plan and the 401(k) Plan are limited. Because we do not believe that it is appropriate for retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have established non-qualified supplemental defined-benefit and defined-contribution retirement plans that permit the Named Officers to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits described below.

The non-qualified defined-benefit retirement plan is the Executive Retirement Plan. Defined-benefit retirement values are calculated using full salaries and annual incentive awards, subject to reduction for benefits under the SCE Retirement Plan, the profit sharing benefit feature of the 401(k) Plan, and a portion of their Social Security benefits.

The non-qualified defined-contribution retirement plan is the Executive Deferred Compensation Plan, which permits Named Officers to defer up to:

•	75% of their base salaries;

•	100% of their annual incentive awards and any special awards payable in cash; and

•	100% of certain long-term incentives payable in cash (including dividend equivalents associated with stock options granted prior to 2007 and a portion of performance share awards).

We make a matching deferred contribution on base salary deferrals in amounts that are intended to correspond to the matching contribution that would have been made under the 401(k) Plan absent IRS limits, and on annual incentive award deferrals at one-half the rate of matching contributions on salary. Amounts deferred under this plan are credited with interest, as participants essentially are lending to the Company as unsecured general creditors, the amounts they otherwise would have been paid in salary, annual incentive awards, long-term incentives, or other payouts.

We believe that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred.

The Company also sponsors survivor and disability benefit plans in which the Named Officers are eligible to participate.

Severance Benefits

Our policy regarding severance protection for Named Officers stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason” or other constructive termination in the absence of a change in control. The Company also provides severance protection for non-executive employees whose positions are eliminated.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. We believe that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for Named Officers. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the Named Officers to remain employed with the Company during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Company’s interests during the change in control, the Named Officers would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause within a defined period of a change in control. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the Named Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate a Named Officer’s employment to avoid paying any severance benefits at all.

Pursuant to the EIX Executive Severance Plan effective January 1, 2001, as part of their change-in-control severance benefits, Named Officers would be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code, and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that the Committee has determined to be appropriate.

We do not believe that Named Officers should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore the payment of cash severance benefits would only be triggered by an actual or constructive termination of employment.

However, if there is a dissolution, sale of all or substantially all of the EIX stock or assets, merger or reorganization, or other event where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then Named Officers would receive immediate vesting of their outstanding equity awards. Outstanding options would become immediately vested and exercisable, restricted stock units would become immediately vested, and the Named Officers’ outstanding equity awards that had performance-based vesting conditions would become vested based on performance during a shortened performance period ending on the day prior to the change in control.

Although this vesting would occur whether or not employment terminated, we believe it is appropriate to fully vest equity awards in situations where EIX is not the surviving corporation and the equity awards are not assumed, because such a transaction effectively ends the Named Officers’ ability to realize any further value with respect to the equity awards.

In addition, in order to structure restricted stock units in a manner that complies with the requirements of Section 409A of the Internal Revenue Code, restricted stock units would immediately vest upon a change in control of EIX even if these awards would be continued or assumed.

Amendments to Benefit Plans

In 2008 and 2009, no amendments were made to our executive compensation program which increased the benefits to participants under the plans described above.

Perquisites

The Named Officers received certain perquisites. Perquisites are benchmarked at least every three years and reviewed and approved by the Committee. No tax “gross-up” payments are made on taxable perquisites.

The perquisites provided to each Named Officer in 2009 are reported in column (i) of the “Summary Compensation Table” below, and are further described in footnote (6) to that table.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines. The guidelines require the Named Officers to own an amount ranging from two to five times their annual base salary in the form of EIX Common Stock (or equivalents) as follows:

•	Mr. Craver – five times base salary;

•	Messrs. Fohrer, Scilacci, Adler and Litzinger – three times base salary; and

•	Remaining Named Officers – two times base salary.

The Named Officers are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units whose payout does not depend on performance measures are included in determining compliance with the guidelines.

Shares that Named Officers have the right to acquire through the exercise or payout of stock options and performance shares are not included in the calculation of stock ownership for guideline purposes until such time as the options or performance shares are actually exercised, or paid, as the case may be, and the shares are acquired.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to their chief executive officers and their other most highly compensated executive officers unless certain tests are met. EIX’s general intention is to design and administer its executive compensation program to preserve the deductibility of compensation payments to Named Officers whenever possible and still achieve its executive compensation objectives.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to the EIX Named Officers are structured to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. This is consistent with EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Joint Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2009 Annual Report on Form 10-K and this Joint Proxy Statement.

Richard T. Schlosberg, III, Chair

Bradford M. Freeman

James M. Rosser

Thomas C. Sutton

Brett White

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2009. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of the Named Officers for service during 2009, and, where applicable because the Named Officer was also an EIX or SCE Named Officer in such years, for 2008 and 2007. In accordance with recent changes in SEC rules, the amounts reported in Columns (e) and (f) of the Summary Compensation Table for 2008 and 2007, and the total compensation for each year reported in Column (j), have been recalculated to reflect the aggregate grant date fair values of the equity awards granted during those years. As required under SEC rules then in effect, the corresponding amounts previously reported in the Summary Compensation Table had reflected the aggregate dollar amount recognized for equity awards granted to the executive for financial statement purposes for the applicable year (regardless of the year in which the award was granted).

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5),(6) ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	2009	1,054,038	—	1,480,107	1,480,097	1,365,000	1,241,957	149,146	6,770,345
Chairman of the Board,	2008	892,485	—	909,568	2,784,332	1,050,000	671,082	159,478	6,466,945
President and CEO of EIX	2007	646,067	—	309,226	857,154	865,000	449,647	128,817	3,255,911
Alan J. Fohrer	2009	719,758	—	511,003	510,986	609,000	799,369	107,927	3,258,043
Chairman of the Board	2008	715,746	—	376,248	1,159,257	558,300	1,243,079	209,387	4,262,017
and CEO of SCE	2007	674,824	—	325,860	903,311	912,000	716,143	235,031	3,767,169
W. James Scilacci	2009	493,846	—	352,417	352,405	455,000	445,515	70,846	2,170,029
Executive Vice President, CFO and Treasurer of EIX	2008	393,504	—	194,940	597,744	315,000	329,617	89,670	1,920,475
Linda G. Sullivan	2009	302,575	—	135,459	135,397	215,700	138,987	44,684	972,802
Senior Vice President and CFO of SCE
Robert L. Adler	2009	527,019	—	370,051	370,026	514,500	142,804	58,871	1,983,271
Executive Vice President and General Counsel of EIX
John R. Fielder	2009	457,754	—	281,248	281,220	385,300	48,009	73,059	1,526,590
President of SCE	2008	455,768	—	172,604	531,663	326,100	674,531	73,997	2,234,663
	2007	432,145	—	164,236	455,147	494,000	606,149	70,684	2,222,361
Ronald L. Litzinger	2009	508,904	—	363,001	362,979	396,600	265,599	80,371	1,977,454
Chairman of the Board, President and CEO of EMG	2008	446,168	—	200,975	613,155	276,700	243,513	69,340	1,849,851
Pedro J. Pizarro	2009	396,252	—	244,622	244,588	360,900	161,005	55,931	1,463,298
Executive Vice President of SCE	2008	375,415	—	145,632	445,160	300,300	150,115	55,106	1,471,728
Stephen E. Pickett	2009	379,454	—	149,883	149,860	291,100	365,045	55,020	1,390,362
Senior Vice President and General Counsel of SCE
Mahvash Yazdi	2009	395,817	—	156,342	156,323	303,600	307,502	59,433	1,379,017
Senior Vice President and	2008	394,947	—	95,950	295,539	238,600	335,426	64,740	1,425,202
Chief Information Officer of SCE	2007	379,529	—	82,203	227,902	387,000	252,305	55,908	1,384,847
Thomas M. Noonan	2009	170,881	—	137,870	137,850	127,600	1,267,843	35,757	1,877,801
Former Senior Vice	2008	337,743	—	82,142	253,042	222,900	580,291	61,018	1,537,136
President and CFO of SCE	2007	319,480	—	69,884	193,677	329,000	422,456	65,663	1,400,160

(1)

Ms. Sullivan, formerly Vice President and Controller of EIX and SCE, became Senior Vice President, CFO and Acting Controller of SCE upon Mr. Noonan’s retirement on July 1, 2009. Effective March 2, 2010, she no longer serves as Acting Controller.

(2)

Stock awards consist of performance shares and restricted stock units granted under the EIX Equity Compensation Plan prior to April 2007 and under the 2007 Performance Incentive Plan since April 2007. The performance share and restricted stock unit amounts shown in this Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2009 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the value of performance share awards reported in this “Summary Compensation Table” at the grant date assuming that the highest level of performance conditions will be achieved. None of the 2007 performance share awards were paid because the applicable performance goals were not obtained.

Name	Maximum Performance Share Potential as of Grant Date for 2009 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2008 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2007 Awards ($)
Theodore F. Craver, Jr.	1,764,186	3,041,463	516,485
Alan J. Fohrer	609,077	636,962	544,267
W. James Scilacci	420,044	630,399	121,370
Linda G. Sullivan	141,350	80,320	73,486
Robert L. Adler	441,059	1,012,582	—
John R. Fielder	335,241	292,208	274,314
Ronald L. Litzinger	432,663	352,018	147,066
Pedro J. Pizarro	291,572	253,347	131,136
Stephen E. Pickett	178,649	155,744	131,326
Mahvash Yazdi	186,350	162,437	137,299
Thomas M. Noonan	164,341	139,061	116,723

(3)

Option awards consist of non-qualified stock options granted under the EIX Equity Compensation Plan prior to April 2007 and under the 2007 Performance Incentive Plan since April 2007. The option amounts shown in this Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2009 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(4)

The actuarial net present value of Mr. Fielder’s pension decreased from 2008 to 2009 because the value added by additional service was not sufficient to offset the effect of the increase in age that reduced the expected annuity term post-retirement. Mr. Noonan’s pension value is reported without taking into account the decrease in value resulting from a portion of his benefit being paid upon his retirement. The reported amounts include (i) interest on deferred compensation account balances considered under SEC rules to be at above-market rates, and (ii) the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under all of the Company’s defined benefit and actuarial pension plans, as reflected in the following table:

Name	2009 Interest Amounts ($)	2009 Change in Actuarial Present Value ($)
Theodore F. Craver, Jr.	143,806	1,098,151
Alan J. Fohrer	137,964	661,405
W. James Scilacci	38,489	407,026
Linda G. Sullivan	8,591	130,396
Robert L. Adler	825	141,979
John R. Fielder	48,009	—
Ronald L. Litzinger	11,934	253,665
Pedro J. Pizarro	25,887	135,118
Stephen E. Pickett	63,617	301,428
Mahvash Yazdi	68,549	238,953
Thomas M. Noonan	50,767	1,217,076

(5)

Amounts reported for 2009 include plan contributions (contributions to the 401(k) Plan and the Executive Deferred Compensation Plan) and accruals for post-retirement survivor benefits, as applicable, as indicated in the table below. The amount reported in the Survivor Benefits column includes the cost of post-retirement survivor benefits under a survivor income plan retained by Mr. Fohrer. This plan is described in “Potential Payments upon Termination or Change in Control” below.

Name	Plan Contributions ($)	Survivor Benefits ($)
Theodore F. Craver, Jr.	94,500	—
Alan J. Fohrer	59,769	942
W. James Scilacci	38,989	—
Linda G. Sullivan	23,339	—
Robert L. Adler	42,525	—
John R. Fielder	37,143	—
Ronald L. Litzinger	51,034	—
Pedro J. Pizarro	32,698	—
Stephen E. Pickett	29,541	—
Mahvash Yazdi	30,816	—
Thomas M. Noonan	17,586	—

(6)

Amounts reported for 2009 include the following perquisites: estate and financial planning services, car allowance and executive preventive health benefits. Amounts also include miscellaneous items such as spousal travel where the spouse was expected to attend a business-related function, recognition gifts, tickets to sports and entertainment events, the transfer of used computing and telecommunications equipment, and club memberships provided to some Named Officers where such items served a business purpose. Charitable matching gifts are also included. Messrs. Craver and Fohrer were permitted to participate in the charitable matching gift program for Directors described in footnote (5) to the “Director Compensation” table below.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive plan awards granted to the Named Officers during 2009 under the EIX 2007 Performance Incentive Plan and the potential 2009 target and maximum amount of performance-based annual incentive awards payable under the 2009 Bonus Program or the EIX Executive Incentive Compensation Plan.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
	Grant Date	Date of Committee Action

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/3/2009	2/25/2009								498,349	24.84	1,480,097
Performance Shares	3/3/2009	2/25/2009				8,878	35,511	71,022				740,049
Restricted Stock Units	3/3/2009	2/25/2009							29,793			740,058
Annual Incentive Award			N/A	1,050,000	2,100,000
Alan J. Fohrer
Stock Options	3/3/2009	2/25/2009								172,049	24.84	510,986
Performance Shares	3/3/2009	2/25/2009				3,065	12,260	24,520				255,498
Restricted Stock Units	3/3/2009	2/25/2009							10,286			255,504
Annual Incentive Award			N/A	507,500	1,015,000
W. James Scilacci
Stock Options	3/3/2009	2/25/2009								118,655	24.84	352,405
Performance Shares	3/3/2009	2/25/2009				2,114	8,455	16,910				176,202
Restricted Stock Units	3/3/2009	2/25/2009							7,094			176,215
Annual Incentive Award			N/A	350,000	700,000
Linda G. Sullivan
Stock Options	3/3/2009	2/25/2009								27,072	24.84	80,404
Stock Options	9/30/2009	6/18/2009								10,720	33.58	54,994
Performance Shares	3/3/2009	2/25/2009				483	1,930	3,860				40,221
Performance Shares	9/30/2009	6/18/2009				169	677	1,354				27,520
Restricted Stock Units	3/3/2009	2/25/2009							1,619			40,216
Restricted Stock Units	9/30/2009	6/18/2009							819			27,502
Annual Incentive Award			N/A	159,795	319,590
Robert L. Adler
Stock Options	3/3/2009	2/25/2009								124,588	24.84	370,026
Performance Shares	3/3/2009	2/25/2009				2,220	8,878	17,756				185,018
Restricted Stock Units	3/3/2009	2/25/2009							7,449			185,033
Annual Incentive Award			N/A	367,500	735,000
John R. Fielder
Stock Options	3/3/2009	2/25/2009								94,687	24.84	281,220
Performance Shares	3/3/2009	2/25/2009				1,687	6,748	13,496				140,628
Restricted Stock Units	3/3/2009	2/25/2009							5,661			140,619
Annual Incentive Award			N/A	296,400	592,800
Ronald L. Litzinger
Stock Options	3/3/2009	2/25/2009								122,215	24.84	362,979
Performance Shares	3/3/2009	2/25/2009				2,177	8,709	17,418				181,496
Restricted Stock Units	3/3/2009	2/25/2009							7,307			181,506
Annual Incentive Award			N/A	360,500	721,000
Pedro J. Pizarro
Stock Options	3/3/2009	2/25/2009								82,353	24.84	244,588
Performance Shares	3/3/2009	2/25/2009				1,467	5,869	11,738				122,310
Restricted Stock Units	3/3/2009	2/25/2009							4,924			122,312
Annual Incentive Award			N/A	257,790	515,580

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
	Grant Date	Date of Committee Action

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen E. Pickett
Stock Options	3/3/2009	2/25/2009								50,458	24.84	149,860
Performance Shares	3/3/2009	2/25/2009				899	3,596	7,192				74,941
Restricted Stock Units	3/3/2009	2/25/2009							3,017			74,942
Annual Incentive Award			N/A	207,900	415,800
Mahvash Yazdi
Stock Options	3/3/2009	2/25/2009								52,634	24.84	156,323
Performance Shares	3/3/2009	2/25/2009				938	3,751	7,502				78,171
Restricted Stock Units	3/3/2009	2/25/2009							3,147			78,171
Annual Incentive Award			N/A	216,865	433,730
Thomas M. Noonan
Stock Options	3/3/2009	2/25/2009								46,414	24.84	137,850
Performance Shares	3/3/2009	2/25/2009				827	3,308	6,616				68,939
Restricted Stock Units	3/3/2009	2/25/2009							2,775			68,931
Annual Incentive Award			N/A	94,518	189,036

(1)

Maximum amounts reported are lower than the maximum annual incentive award payable under the 2009 Bonus Program to participating Named Officers for purposes of Section 162(m). Each participating Named Officer’s maximum annual incentive award under the 2009 Bonus Program is equal to a specified percentage of a bonus pool having a maximum value equal to 1.5% of EIX’s consolidated earnings from continuing operations during the 2009 fiscal year. The actual amounts awarded by the Committee to each Named Officer for 2009 are shown in column (g) of the “Summary Compensation Table” above.

(2)

Amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnotes (2) and (3) of the “Summary Compensation Table,” and, in the case of the performance share awards, the probable outcome of the applicable performance conditions.

Stock Options

Exercise Price

Each stock option granted in 2009 may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the applicable grant date.

Vesting

The 2009 stock options vest over a four-year period, subject to continued employment, with one-fourth of each award generally vesting and becoming exercisable each January 2 beginning in 2010.

If a Named Officer terminates employment after attaining age 65, or age 61 with five years of service, stock options will vest and continue to become exercisable as scheduled, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer dies or becomes disabled while employed, his or her entire stock option award will immediately vest and become exercisable. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her stock option award will become vested with one additional year of vesting credit applied. If a Named Officer’s employment terminates for any other reason, the unvested portion of his or her stock option award will immediately terminate.

Once vested, each stock option granted in 2009 will generally remain exercisable until January 2, 2019, except under certain circumstances of termination as discussed in footnote (1) to the “Outstanding Equity Awards at Fiscal Year-End” table below.

If there is a change in control of EIX, the stock options would become fully vested and exercisable, unless the EIX Committee determined that vesting should not be accelerated because it had provided for the substitution, assumption, exchange or other continuation or settlement of outstanding options. Options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance Shares

Form of Awards

Each performance share awarded in 2009 is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied.

The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period, each Named Officer will be credited with an additional number of target performance shares subject to the same terms and conditions as the original performance shares.

Vesting

To the extent earned, the 2009 performance shares vest at the end of a three-year performance period beginning on January 1, 2009 and ending on December 31, 2011.

Performance Measure

The performance measure is based on the percentile ranking of EIX’s total shareholder return (“TSR”) for the performance period compared to the TSR of each stock in the Company’s peer group for the same period. The following chart provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Threshold	40th percentile	25% of target
Target	50th percentile	Target
Maximum	> 75th percentile	Two times target

If EIX achieves a TSR ranking between any of the percentiles specified above, the number of shares paid will be interpolated on a straight-line basis.

Payment

The performance shares generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

If a Named Officer’s employment terminates before the end of the performance period, all of the performance shares awarded will terminate for no value, unless employment terminates for certain reasons. If a Named Officer terminates employment after attaining age 65, or age 61 with five years of service, his or her performance shares will be retained, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer dies or becomes disabled while employed, his or her performance shares will be retained. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her performance shares will be retained with one additional year of service credit applied. Any performance shares retained following termination will become earned and payable based on EIX’s achievement of the TSR rankings.

If there is a change in control of EIX, the performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would become earned, if at all, based on EIX’s TSR ranking during the shortened performance period. However, the performance period would not be shortened if the EIX Committee provided for the substitution, assumption, exchange or other continuation or settlement of outstanding performance shares. Any performance shares that became earned during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become earned would terminate for no value on the date of the change in control.

Named Officers may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan.

Restricted Stock Units

Form of Awards

Each restricted stock unit awarded in 2009 is a contractual right to receive one share of EIX Common Stock if continued service vesting requirements are satisfied.

The restricted stock units for Named Officers provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the Named Officer will be credited with an additional number of restricted stock units subject to the same terms and conditions as the original restricted stock units, provided that the Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

Vesting

The 2009 restricted stock units vest and become payable at the end of a three-year vesting period on January 2, 2012.

Payment

If a Named Officer’s employment terminates before the end of the vesting period, all of the restricted stock units awarded generally will terminate for no value, unless employment terminates for certain reasons. If a Named Officer terminates employment after attaining age 65, or age 61 with five years of service, his or her restricted stock units will vest and be payable as scheduled, subject to a pro-rated reduction for retirement occurring within one year after the grant date. If a Named Officer dies or becomes disabled while employed, his or her restricted stock units will immediately vest and become payable. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her restricted stock units will vest with one additional year of service credit applied.

If there is a change in control of EIX, all outstanding and unvested restricted stock units would become fully vested and payable if the change in control is a qualifying change in control event under Section 409A of the Internal Revenue Code; otherwise, the restricted stock units would be payable as scheduled.

Annual Incentive Awards

The amount of each Named Officer’s annual incentive award for 2009 was determined by the Committee in February 2010 in accordance with the Executive Incentive Compensation Plan and 2009 Bonus Program, as discussed in “Compensation Discussion and Analysis – 2009 Executive Compensation Program Elements – Annual Incentives” above.

Former Named Officer

Mr. Noonan forfeited the following equity awards because he had not reached age 61 at the time of his retirement:

•	All options granted in 2009, three-quarters of the options granted in 2008, and half of the options granted in 2007;

•	All performance shares granted in 2007, 2008 and 2009; and

•	All restricted stock units granted in 2007, 2008 and 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer at the end of 2009. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2009.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	1/2/2004	116,165	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	100,644	—	31.9350	1/2/2015	—	—	—	—
	2/16/2005	72,000	—	32.7100	1/2/2015	—	—	—	—
	3/1/2006	45,015	15,005	44.2950	1/4/2016	—	—	—	—
	3/5/2007	42,350	42,349	47.4100	1/3/2017	—	—	—	—
	3/3/2008	21,949	65,844	49.9500	1/2/2018	—	—	1,239	43,092
	6/30/2008	5,788	17,361	51.3800	1/2/2018	—	—	330	11,477
	9/30/2008	60,097	180,288	39.9000	1/2/2018	—	—	7,553	262,693
	3/3/2009	—	498,349	24.8400	1/2/2019	30,960	1,076,789	8,878	308,777
Alan J. Fohrer	1/2/2004	32,158	—	21.8750	1/2/2104	—	—	—	—
	1/3/2005	100,644	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	48,505	16,168	44.2950	1/4/2016	—	—	—	—
	3/5/2007	44,630	44,630	47.4100	1/3/2017	—	—	—	—
	3/3/2008	28,247	84,741	49.9500	1/2/2018	—	—	1,594	55,439
	3/3/2009	—	172,049	24.8400	1/2/2019	10,689	371,763	3,065	106,601
W. James Scilacci	5/30/2002	6,842	—	18.7250	5/30/2012	—	—	—	—
	1/2/2003	30,331	—	12.2900	1/2/2013	—	—	—	—
	1/2/2004	36,988	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	24,783	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	11,945	3,981	44.2950	1/4/2016	—	—	—	—
	3/5/2007	9,951	9,951	47.4100	1/3/2017	—	—	—	—
	3/3/2008	6,447	19,341	49.9500	1/2/2018	—	—	364	12,660
	9/30/2008	12,089	36,265	39.9000	1/2/2018	—	—	1,519	52,831
	3/3/2009	—	118,655	24.8400	1/2/2019	7,372	256,398	2,114	73,525
Linda G. Sullivan	1/2/2003	1,625	—	12.2900	1/2/2013	—	—	—	—
	1/2/2004	4,006	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	4,509	—	31.9350	1/2/2015	—	—	—	—
	4/4/2005	224	—	35.4200	1/2/2015	—	—	—	—
	6/1/2005	4,087	—	37.1450	1/2/2015	—	—	—	—
	3/1/2006	6,516	2,172	44.2950	1/4/2016	—	—	—	—
	3/5/2007	4,017	4,017	47.4100	1/3/2017	1,015	35,302	—	—
	3/3/2008	2,375	7,122	49.9500	1/2/2018	1,017	35,371	201	6,991
	3/3/2009	—	27,072	24.8400	1/2/2019	1,682	58,500	483	16,799
	9/30/2009	—	10,720	33.5800	1/2/2019	826	28,728	169	5,878
Robert L. Adler	9/30/2008	25,241	75,721	39.9000	1/2/2018	—	—	3,172	110,322
	3/3/2009	—	124,588	24.8400	1/2/2019	7,741	269,232	2,220	77,212
John R. Fielder	1/2/2003	18,255	—	12.2900	1/2/2013	—	—	—	—
	1/2/2004	39,959	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	26,640	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	23,630	7,876	44.2950	1/4/2016	—	—	—	—
	3/5/2007	22,488	22,487	47.4100	1/3/2017	—	—	—	—
	3/3/2008	12,955	38,864	49.9500	1/2/2018	—	—	731	25,424
	3/3/2009	—	94,687	24.8400	1/2/2019	5,883	204,611	1,687	58,674
Ronald L. Litzinger	1/2/2004	19,371	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	14,083	4,694	44.2950	1/4/2016	—	—	—	—
	3/5/2007	12,054	12,053	47.4100	1/3/2017	—	—	—	—
	3/3/2008	7,061	21,181	49.9500	1/2/2018	—	—	399	13,877
	6/30/2008	8,233	24,699	51.3800	1/2/2018	—	—	469	16,312
	3/3/2009	—	122,215	24.8400	1/2/2019	7,593	264,085	2,177	75,716

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	1/2/2003	5,265	—	12.2900	1/2/2013	—	—	—	—
	1/2/2004	19,842	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	17,056	—	31.9350	1/2/2015	—	—	—	—
	5/2/2005	6,100	—	36.6200	1/2/2015	—	—	—	—
	3/1/2006	13,096	4,365	44.2950	1/4/2016	—	—	—	—
	3/5/2007	10,751	10,750	47.4100	1/3/2017	—	—	—	—
	3/3/2008	6,299	18,897	49.9500	1/2/2018	—	—	356	12,382
	6/30/2008	4,752	14,255	51.3800	1/2/2018	—	—	271	9,425
	3/3/2009	—	82,353	24.8400	1/2/2019	5,117	177,969	1,467	51,022
Stephen E. Pickett	1/2/2004	9,717	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	12,958	—	31.9350	1/2/2015	—	—	—	—
	3/1/2006	16,707	5,568	44.2950	1/4/2016	—	—	—	—
	3/5/2007	10,766	10,765	47.4100	1/3/2017	—	—	—	—
	3/3/2008	6,904	20,710	49.9500	1/2/2018	—	—	390	13,564
	3/3/2009	—	50,458	24.8400	1/2/2019	3,135	109,035	899	31,267
Mahvash Yazdi	3/1/2006	17,632	5,877	44.2950	1/4/2016	—	—	—	—
	3/5/2007	11,260	11,260	47.4100	1/3/2017	—	—	—	—
	3/3/2008	7,202	21,603	49.9500	1/2/2018	—	—	407	14,155
	3/3/2009	—	52,634	24.8400	1/2/2019	3,270	113,731	938	32,624
Thomas M. Noonan	1/2/2004	5,182	—	21.8750	1/2/2014	—	—	—	—
	1/3/2005	7,596	—	31.9350	1/2/2015	—	—	—	—
	6/1/2005	3,078	—	37.1450	1/2/2015	—	—	—	—
	3/1/2006	10,836	3,611	44.2950	1/4/2016	—	—	—	—

(1)

Subject to each Named Officer’s continued employment, each unvested stock option grant generally becomes vested in equal annual installments over a four-year vesting period beginning with the year in which the grant occurs. The vesting of stock options also may be accelerated in connection with a change in control or a termination of the officer’s employment due to retirement, death, disability or involuntary termination not for cause. Vested stock options will generally terminate within 180 days after the date of termination of employment. However, vested stock options will generally remain exercisable until the normal expiration date if the termination of employment is due to retirement, death or disability. The age at which an executive becomes eligible for retirement for this purpose was increased from 55 to 61, effective beginning with the 2007 grants. In addition, vested options will generally remain exercisable for one year following any involuntary termination not for cause.

(2)

Subject to each Named Officer’s continued employment, restricted stock units generally become vested and payable at the end of a three-year vesting period beginning with the year in which the grant occurs. Vesting of restricted stock units may be accelerated depending on the circumstances of termination of employment described in “Grants of Plan-Based Awards – Restricted Stock Units” above.

(3)

Subject to each Named Officer’s continued employment, performance shares generally become earned and vested based on EIX’s comparative TSR over a three-year performance period beginning with the year in which the grant occurs. Although outstanding performance shares are generally forfeited for no value if a Named Officer’s employment terminates prior to the end of the performance period, a Named Officer will retain and be eligible to vest in all or a portion of the outstanding performance shares if his or her employment terminates for retirement, death, disability or involuntary termination not for cause. The age at which an executive becomes eligible for full or pro-rated vesting of target performance shares upon retirement was increased from 55 to 61 effective beginning with the 2007 grants. Outstanding performance shares also may become earned and vested in connection with a change in control. The number of performance shares included for each Named Officer in column (i) of the table above is, for the 2008 and 2009 performance share grants, the number of shares that may become earned if EIX’s total shareholder return is at the 40th percentile of the comparison group of companies. These are the threshold numbers of shares that may become payable (not including shares added by reinvestment of dividend equivalents) for the 2008 and 2009 grants, and equal 25% of the target number of shares originally awarded to each Named Officer. The value shown in column (j) of the table is based on the closing price of EIX Common Stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by Named Officers during 2009. None of the 2007 performance share awards were paid in 2009 because EIX’s TSR was below the 40th percentile of its peer group for the performance period. Therefore, the Named Officers did not realize any value on the vesting of stock awards during 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	—	—	—	—
Alan J. Fohrer	—	—	—	—
W. James Scilacci	—	—	—	—
Linda G. Sullivan	—	—	—	—
Robert L. Adler	—	—	—	—
John R. Fielder	15,000	325,442	—	—
Ronald L. Litzinger	—	—	—	—
Pedro J. Pizarro	—	—	—	—
Stephen E. Pickett	—	—	—	—
Mahvash Yazdi	—	—	—	—
Thomas M. Noonan	—	—	—	—

(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options.

PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under the Company’s qualified and non-qualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	13	263,920	—
	Executive Retirement Plan	13	4,563,386	—
Alan J. Fohrer	SCE Retirement Plan	37	1,375,187	—
	Executive Retirement Plan	37	7,615,869	—
	Supplemental Retirement Income	N/A	1,075,070	—
W. James Scilacci	SCE Retirement Plan	26	625,433	—
	Executive Retirement Plan	26	2,117,268	—
Linda G. Sullivan	SCE Retirement Plan	19	283,278	—
	Executive Retirement Plan	19	599,664	—
Robert L. Adler	SCE Retirement Plan	2	31,541	—
	Executive Retirement Plan	2	148,695	—
John R. Fielder	SCE Retirement Plan	40	1,513,068	—
	Executive Retirement Plan	40	5,005,166	—
Ronald L. Litzinger	SCE Retirement Plan	24	497,968	—
	Executive Retirement Plan	24	1,685,301	—
Pedro J. Pizarro	SCE Retirement Plan	11	117,370	—
	Executive Retirement Plan	11	604,410	—
Stephen E. Pickett	SCE Retirement Plan	31	1,246,785	—
	Executive Retirement Plan	31	2,979,762	—
Mahvash Yazdi	SCE Retirement Plan	13	261,017	—
	Executive Retirement Plan	13	1,909,648	—
Thomas M. Noonan	SCE Retirement Plan	31	43,801	1,364,269
	Executive Retirement Plan	31	2,963,728	81,122

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2009 and assume that each Named Officer retires at the later of that date or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below, except that the values shown for Mr. Noonan reflect actual post-retirement payments made following his retirement. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of EIX’s 2009 Annual Report to Shareholders.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Form of Payment

Eligible participants may elect a full lump sum distribution of their retirement benefit. Alternatively, participants may elect to receive benefits in the form of a life annuity, a joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent alternative election. The Company pays the full cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method.

Benefits

Eligible employees have cash balance accounts that earn interest monthly. For most participants, interest credits are based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received as long as the participant is employed by the participating company. An additional credit ($100 per month in 2009 but increased to $150 per month in January 2010) is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

If the eligible participant is “grandfathered” (at least age 50 or with 60 points as of the date the individual’s cash balance account was established), the employee also accrues benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas

(offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

The plan formula for grandfathered employees includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement at age 55 or later with benefit commencement prior to age 61. Under the grandfathered formula, the pension benefit for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2009, Messrs. Craver, Fohrer, Fielder and Pickett and Ms. Yazdi were eligible for early retirement benefits, but only Mr. Fielder was eligible for an unreduced benefit. Mr. Noonan received payment of his early retirement benefits in 2009.

Vesting

Full vesting occurs after three years of service. Benefits also vest immediately upon attainment of age 65 or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow Named Officers and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that were accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula

Company executives, including the Named Officers, are eligible to participate in the Executive Retirement

Plan. Annual benefits are equal to a percentage of each Named Officer’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008). The benefit percentage applied to the average base salary and annual incentive award amount described above is equal to 1 3/4% per year for the first 30 years of service, 52 1/2% upon completion of 30 years of service, and 1% for each year in excess of 30.

Because they were senior executives prior to January 1, 2006, all Named Officers except Messrs. Fohrer and Adler receive an additional service percentage of 3/4% per year for the first ten years of service, which results in an additional 7 1/2% upon completion of ten years of service. Mr. Fohrer agreed to forego this enhancement when he elected to retain supplemental benefits under prior plans.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

If a Named Officer becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the Named Officer will receive an additional year of service and age credits for purposes of calculating the Named Officer’s benefit under the Executive Retirement Plan. However, if a Named Officer becomes entitled to severance benefits under the Severance Plan in connection with a termination for a qualifying reason during a period starting six months before and ending two years after a change in control of EIX, EIX Named Officers will receive three additional years of service and age credits under the Executive Retirement Plan, and SCE Named Officers other than Mr. Fohrer will receive two additional years. The Company makes these additional years of service and age credits available in order to attract and retain qualified executives.

Vesting

Participants become vested in their benefits payable under the Executive Retirement Plan after completing five years of service, or upon their earlier death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. During the 60-month or 120-month payout period, the balance in the account earns interest at a rate equal to that credited to cash balance accounts in the SCE Retirement Plan described above. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; any combination of the above; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The benefit formula includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement at age 55 or later with benefit commencement prior to age 61, similar to the formula for the SCE Retirement Plan described above. As of December 2009, Messrs. Craver, Fohrer, Fielder and Pickett and Ms. Yazdi were eligible for early retirement benefits, but only Mr. Fielder was eligible for an unreduced benefit. Mr. Noonan received payment of his early retirement benefits in 2009.

Supplemental Retirement Income

Mr. Fohrer elected to retain benefits under a prior supplemental benefit program described in “Potential Payments Upon Termination or Change in Control” below. Under that program, Mr. Fohrer has elected to receive a supplemental retirement income benefit upon retirement in the annual amount of 10% of his base salary plus average annual incentive award, reduced by a prescribed amount if he retires before age 61.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances during 2009, and also shows the total deferred amounts for the Named Officers at the end of 2009. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

Name(1)		Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)		(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.		405,167	79,800	716,783	—	12,199,536
Alan J. Fohrer		275,168	45,069	687,667	—	11,636,776
W. James Scilacci		158,856	24,289	191,841	80,869	3,267,177
Linda G. Sullivan		35,324	8,639	42,820	—	734,307
Robert L. Adler		53,550	27,825	4,113	—	101,474
John R. Fielder		271,782	22,443	239,295	—	4,088,117
Ronald L. Litzinger(4)	EDCP	239,290	24,040	49,011	—	907,284
	AODCP	—	—	23,907	—	444,063
Pedro J. Pizarro		92,248	17,998	129,033	—	2,205,493
Stephen E. Pickett		309,900	14,841	317,093	—	5,374,611
Mahvash Yazdi		135,616	16,116	341,676	—	5,759,552
Thomas M. Noonan		169,645	7,489	253,044	50,969	4,207,629

(1)

The balances shown represent compensation already reportable in the “Summary Compensation Table” in this and prior proxy statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)

The amounts reported as executive and registrant contributions in 2009 also are included as compensation in the appropriate columns of the “Summary Compensation Table” above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the “Summary Compensation Table” above.

(4)

Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned, determined or vested on or after January 1, 2005.

Contributions

Each Named Officer may elect to defer up to 75% of base salary and up to 100% of any annual incentive award earned. Named Officers may also elect to defer up to 100% of any special retention, recognition, or other special cash award. Dividend equivalents associated with stock options granted prior to 2007, the cash portion of performance share payouts and certain other qualifying equity awards (other than stock options) also are subject to up to 100% deferral at the election of the Named Officers.

The Company makes a matching contribution of up to 3% of each Named Officer’s annual incentive award and 6% of the lesser of the portion of each Named Officer’s base salary that is deferred and 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. Named Officers vest in their matching contributions and earnings after completing five years of service, or upon death, disability or a separation from service where the Named Officer becomes entitled to severance benefits under the Severance Plan.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each Named Officer’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending in October of the prior year. EIX established this interest rate for all plan participants, and has discretion to change the applicable interest rate on a prospective basis.

Payment

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each Named Officer was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of a Named Officer; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals also may be permitted at EIX’s discretion.

Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; or any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

All amounts payable under this plan are treated as obligations of the EIX affiliate that employs the particular Named Officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following plans provide benefits that may become payable to certain Named Officers, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the Named Officers who remain employed by the Company under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurs on December 31, 2009 and that the price per share of EIX Common Stock is equal to the closing price as of that date. Please see “Compensation Discussion and Analysis – 2009 Executive Compensation Program Elements – Severance Benefits” above for a discussion of how the payments and benefits presented below were determined.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to certain key employees, including all of the Named Officers who remain employed by the Company under the Severance Plan. In addition, certain severance benefits are provided through other plans or agreements included in the following description of severance benefits. Mr. Noonan did not become entitled to any such severance benefits in connection with his retirement.

To receive any severance benefits, each Named Officer generally must agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is terminated by his or her employer without cause and other than due to the executive’s disability.

Severance Plan benefits payable upon an involuntary termination without cause generally include:

•

Cash severance benefits paid in a lump sum by the EIX entity employing the eligible executive equal to a year’s base salary at the highest rate in effect during the preceding 24 months, an amount equal to the product of the eligible executive’s base salary at the highest rate in effect during the preceding 24 months and the eligible executive’s highest target annual incentive percentage in effect during the preceding 24 months, and an amount equal to a pro-rata portion, based on the portion of the calendar year employed prior to severance, of the product of the eligible executive’s base salary at the highest rate in effect during the preceding 24 months and the eligible executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 2009 Bonus Program);

•	An additional 12 to 18 months of health benefits (unless eligible for retiree health care under the terms applicable to non-executive employees);

•

Continued participation for one year in the EIX Estate and Financial Planning Program (five years like other retirees if the eligible executive is retirement eligible or becomes so with the additional year of service and age credits);

•	Continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan, if applicable;

•	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service;

•	Reimbursement for educational costs up to the amount allowed under any applicable non-executive severance plan; and

•	An additional year of eligibility for the executive physical.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

•	Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied;

•	Vesting in a pro-rata portion of outstanding performance shares that become earned based on performance with one additional year of vesting credit applied;

•	A period of up to one year to exercise any vested stock options;

•	Full vesting and an additional year of service and age credits for purposes of calculating the eligible executive’s benefit under the Executive Retirement Plan;

•	Vesting in any unvested amounts under the EIX Executive Deferred Compensation Plan; and

•	Continued participation for one year in the SCE Executive Supplemental Benefit Program if applicable (including an additional year of age credit for the year of continued participation).

For Named Officers who remain employed by the Company, the following table lists the estimated amounts that might become payable upon their involuntary termination without cause, calculated for a hypothetical severance date of December 31, 2009.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Health Coverage Continuation(1) ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration(2) ($)	Maximum Value of Reimbursable Expenses(3) ($)
Theodore F. Craver, Jr.	3,150,000	—	278,596	343,479	31,500
Alan J. Fohrer	1,720,800	—	153,777	118,583	31,500
W. James Scilacci	1,200,000	265,000	90,328	81,784	116,500
Linda G. Sullivan	682,500	12,516	37,556	28,636	48,500
Robert L. Adler	1,260,000	7,961	120,121	85,875	48,500
John R. Fielder	1,048,800	—	94,668	—	31,500
Ronald L. Litzinger	1,236,000	210,000	76,906	84,239	48,500
Pedro J. Pizarro	912,180	12,516	47,831	56,764	48,500
Stephen E. Pickett	793,800	—	70,258	34,781	31,500
Mahvash Yazdi	828,030	—	124,916	36,280	31,500

(1)

Messrs. Craver, Fohrer, Fielder and Pickett and Ms. Yazdi would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Messrs. Scilacci and Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(2)

As of December 31, 2009, all unvested equity awards were out-of-the-money except for options granted in 2009 and restricted stock units. Mr. Fielder was 61 and thus eligible for full vesting regardless of whether he was eligible to receive equity acceleration as part of his severance benefits.

(3)	Includes education and estate/financial planning expenses.

Severance Benefits – Change in Control

For Named Officers who remain employed by the Company, the severance benefits described above would be enhanced if the Named Officer’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the Named Officer’s employment for any reason other than cause or disability, or the Named Officer’s voluntary termination of employment for a good reason.

Upon a qualifying termination, outstanding stock options and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents earned based on a shortened performance period.

Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed. The EIX 2007 Performance Incentive Plan and terms and conditions of awards thereunder provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a Named Officer’s employment were terminated, outstanding stock options, restricted stock units and performance shares and any related dividend equivalents would become fully vested. Performance shares and related dividend equivalents would be earned based on a shortened performance period.

Restricted stock units would automatically vest in connection with a change in control of EIX, even if the awards are continued or assumed and regardless of whether a Named Officer’s employment is terminated.

For EIX Named Officers, the enhanced change-in-control severance benefits would be based on three times the cash severance amount payable for involuntary termination absent a change in control

(except that the pro-rated annual incentive payment amount for the year of termination would not be trebled), the maximum extension of health benefits permitted under COBRA for Mr. Adler and retiree health care for Messrs. Scilacci and Litzinger, an extension of three years of eligibility under the other benefit plans listed, three years of service and age credits under the Executive Retirement Plan, and reimbursement of up to $50,000 for outplacement costs.

For SCE Named Officers other than Mr. Fohrer, the enhanced change-in-control severance benefits would be twice the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled), the maximum extension of health benefits permitted under COBRA for Mr. Pizarro and Ms. Sullivan, an extension of two years of eligibility under the other benefit plans listed, two years of service and age credits under the Executive Retirement Plan, and reimbursement of up to $30,000 for outplacement costs.

As part of each continuing Named Officer’s enhanced change-in-control severance benefits, the Severance Plan provides that if, following a change in control of EIX, excise taxes under Section 4999 of the Internal Revenue Code applied to payments made under the Severance Plan or other plans or agreements, the executive would be entitled to receive an additional payment (net of income, employment and excise taxes) to compensate the executive for any excise tax imposed.

For Named Officers who remain employed by the Company, the following table lists the estimated enhanced change-in-control severance benefits that might become payable to each such Named Officer upon his or her qualifying termination in connection with a change in control. The benefits in the table were calculated for a hypothetical change-in-control severance date of December 31, 2009, and would be in lieu of (not in addition to) the severance benefits disclosed above that would be payable if the involuntary termination occurred other than in connection with a change in control.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Health Coverage Continuation(1) ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration(2) ($)	Maximum Value of Reimbursable Expenses(3) ($)	Estimated Total Value of Excise Tax “Gross-Up”(4) ($)
Theodore F. Craver, Jr.	7,350,000	—	835,787	1,309,598	64,500	—
Alan J. Fohrer	4,158,600	—	461,074	452,125	64,500	—
W. James Scilacci	2,900,000	265,000	270,792	311,812	149,500	—
Linda G. Sullivan	1,186,250	37,548	87,343	85,841	77,000	—
Robert L. Adler	3,045,000	23,883	362,561	327,409	149,500	—
John R. Fielder	1,801,200	—	189,469	—	43,000	—
Ronald L. Litzinger	2,987,000	210,000	230,795	321,169	149,500	1,803,129
Pedro J. Pizarro	1,566,570	37,548	95,663	216,418	77,000	—
Stephen E. Pickett	1,379,700	—	140,516	132,600	43,000	—
Mahvash Yazdi	1,439,195	—	249,706	138,317	43,000	—

(1)

Messrs. Craver, Fohrer, Fielder and Pickett and Ms. Yazdi would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Messrs. Scilacci and Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(2)

As of December 31, 2009, all unvested equity awards were out-of-the-money except for options granted in 2009 and restricted stock units. Mr. Fielder was 61 and thus eligible for full vesting regardless of whether he was eligible to receive equity acceleration as part of his severance benefits.

(3)	Includes education and estate/financial planning expenses.

(4)

Severance benefits for a hypothetical severance as of December 31, 2009 would not have resulted in excise taxes for any of the Named Officers other than Mr. Litzinger, given their incomes in the base years used for calculation of taxes under Sections 280G and 4999 of the Internal Revenue Code.

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit for senior officers such as the participating Named Officers is equal to one times the executive’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. All of the participating Named Officers except Mr. Adler are eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum paid by the EIX affiliate employing the officer at the time of death.

The following table lists the Named Officers eligible for benefits under the Survivor Benefit Plan and the after-tax value of the amounts that would have become payable if they had died while employed on December 31, 2009. No benefits would be payable if a Named Officer died following termination of employment. The amounts listed below assume that all benefits would be paid in a lump-sum following death.

Name	Estimated Value of Payments if Death Occurred While Employed ($)
Theodore F. Craver, Jr.	4,992,000
W. James Scilacci	1,982,000
Linda G. Sullivan	1,236,000
Robert L. Adler	893,000
John R. Fielder	1,908,000
Ronald L. Litzinger	2,100,000
Pedro J. Pizarro	1,592,000
Stephen E. Pickett	1,456,000
Mahvash Yazdi	1,526,000

Executive Supplemental Benefit Program

Mr. Fohrer elected to retain benefits under a prior supplemental benefit program. To compensate the Company for the added cost of these benefits, his salary is reduced by $8,000 annually, he foregoes the additional 7.5% accrual in the Executive Retirement Plan, and he is not eligible for the EIX 2008 Executive Survivor Benefit Plan or the EIX 2008 Executive Disability Plan.

The supplemental benefits Mr. Fohrer elected to retain include the following death benefits if he dies prior to retirement: survivor income continuation benefit with an after-tax value equal to two times his base salary plus average annual incentive award (average of the annual incentive percentages from the highest three years of the past five, applied to the final salary rate), doubled if the death were accidental (as of the end of 2009, the after-tax value of that benefit for non-accidental death would have been $3,180,000). If he dies after retirement, the after-tax value of the survivor income continuation benefit would be half the pre-retirement death benefit.

With the consent of the EIX CEO, Mr. Fohrer elected to forego a post-retirement supplemental survivor income benefit and instead receive a supplemental retirement income benefit in the annual amount of 10% of his base salary plus average annual incentive award (the present value of this benefit is reported in the “Pension Benefits” table above). To the extent Mr. Fohrer retired before age 61, the benefit would be reduced by a prescribed amount. The program also includes a supplemental long-term disability benefit which would provide a supplement to the regular employee long-term disability payment with an annual value equal to 60% of the average annual incentive award (if he had become disabled as of the end of 2009, the annual amount of this disability benefit would have been $523,769).

Deferred Compensation Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of any non-qualified deferred compensation balances under the EIX Executive Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation” table and related discussion above for a description of these deferred compensation balances and payment terms. In the event of involuntary severance not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Mr. Adler had such unvested matching contributions as of December 31, 2009, which would have totaled $30,036.

The Executive Deferred Compensation Plan provides that, if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance would be doubled and paid out on the schedule previously elected by the participant. Only Mr. Adler and Ms. Sullivan were eligible for this benefit as of December 31, 2009, as the other Named Officers had all been participants in the plan for more than ten years.

SCE Retirement Plan and Executive Retirement Plan

In connection with a Named Officer’s termination of employment, the Named Officer will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. The “Pension Benefits” table and related discussion above describe these retirement payments and associated survivor benefits.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2009 to our non-employee Directors. The compensation paid to any Director who is also an employee is presented in the “Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1),(2) ($)	Option Awards (1),(2),(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Vanessa C.L. Chang	85,500	70,000	8,925	—	2,616	10,000	177,041
France A. Córdova	83,500	70,000	8,925	—	6,193	3,350	171,968
Charles B. Curtis	93,500	70,000	8,925	—	3,580	—	176,005
Bradford M. Freeman	105,500	70,000	8,925	—	10,029	10,000	204,454
Luis G. Nogales	91,500	70,000	8,925	—	15,497	6,000	191,922
Ronald L. Olson	71,500	70,000	8,925	—	26,053	10,000	186,478
James M. Rosser	81,500	70,000	8,925	—	66,094	10,000	236,519
Richard T. Schlosberg, III	109,500	70,000	8,925	—	10,337	10,000	208,762
Thomas C. Sutton	107,500	70,000	8,925	—	18,284	10,000	214,709
Brett White	83,500	70,000	8,925	—	2,133	10,000	174,558

(1)

The amounts reported for stock and option awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2009 Annual Report to Shareholders.

(2)

Each share or deferred stock unit award granted April 23, 2009 had a value of $28.00 on the grant date. Each non-qualified option award granted April 23, 2009 had a per-share value of $3.57 on the grant date.

(3)

The number of stock options outstanding and held by each non-employee Director as of December 31, 2009 was as follows: Messrs. Freeman, Nogales, Olson, Schlosberg and Sutton 15,500 each, Dr. Córdova 13,500, Mr. Curtis 10,000, Ms. Chang and Mr. White 7,500 each, and Dr. Rosser 5,000. These options are fully vested.

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales, Olson, Rosser and Sutton, changes from January 1, 2009 to December 31, 2009 in the present value of benefits under the Retirement Plan for Directors. The present value of the benefits for Messrs. Nogales, Olson, Rosser and Sutton, increased by $11,360, $10,166, $14,833 and $1,509, respectively. The value of Mr. Sutton’s benefits is reported without taking into account the decrease in value resulting from his election to take full payment of his benefit in 2009.

(5)

EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and Directors. EIX matches aggregate Director contributions of up to $10,000 per calendar year to qualified institutions. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the Director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the eligible institution.

Annual Retainer and Meeting Fees

Compensation for non-employee Directors during 2009 included an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation (except stock options) on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the current retainers and meeting fees:

Type of Fee	Dollar Amount
Annual Board Retainer:		$50,000
Additional Annual Board Retainer to: •Audit Committee Chair •Other Committee Chairs •Lead Director	$ $ $	20,000 10,000 20,000
Each Board, Board committee, subcommittee, or other business meetings, including adjourned meetings:		$2,000

The annual board retainer was increased from $45,000 to $50,000 effective July 1, 2009.

Directors receive only one meeting fee for each Board or Board committee meeting held jointly or consecutively, and for joint meetings of more than one committee. It is the usual practice that meetings of the EIX and SCE Board and Board committees are held jointly and a single meeting fee is paid for each joint meeting.

All Directors are also reimbursed for out-of-pocket expenses incurred for serving as Directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the “Director Compensation” table.

Annual Equity Awards

Under the Director compensation policy in effect during 2009, non-employee Directors were granted the following annual equity awards upon re-election to the Board:

•	2,500 shares of EIX Common Stock or deferred stock units; and

•	2,500 EIX non-qualified stock options.

Beginning with equity awards made on or after the date of the 2010 Annual Meeting, Directors will receive:

•	Upon initial election to the Board, an award of EIX deferred stock units with an aggregate grant-
date value of $100,000 on the date of their election; and

•	Upon re-election to the Board, an award of EIX Common Stock or deferred stock units, to be specified in advance by the Director, with an aggregate grant-date value of $100,000.

The number of shares or units granted will be determined by dividing $100,000 by the closing price of EIX Common Stock on the date of election or re-election. Directors will no longer receive EIX non-qualified stock options.

Directors have the opportunity to elect in advance to receive the stock/deferred stock unit portion of their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive the value of one share of EIX Common Stock. Deferred stock units are credited to the Director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold and accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock, that are converted to additional stock units.

Each EIX non-qualified stock option awarded to Directors in 2009 was fully vested upon grant and may be exercised to purchase one share of EIX Common Stock at an exercise price equal to $28.00, which was the closing price of a share of EIX Common Stock on the applicable grant date.

Director stock options have a ten-year term, although this term may be shortened if the Director’s service terminates. Unless exercised, stock options will generally terminate 180 days after the date of the Director’s termination of service. However, the stock options will remain outstanding for their full term if the Director’s termination of service occurs after age 65 or because of death or disability.

If there is a change in control of EIX, and EIX Common Stock did not remain outstanding following the change in control, outstanding options would terminate and be “cashed-out” for their spread value existing at the time of the change in control. No cash-out and termination would occur if EIX Common Stock remained outstanding following the change in control, or if the options were replaced with substantially equivalent options. In such a case, the options (or the replacement options) would remain outstanding following the change in control upon the same general terms and the Director would be entitled to exercise the options for a period of two years following any involuntary termination of service within a year of the change in control.

Each Director’s equity award in 2009 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

EIX Director Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the EIX Director Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Eligibility and Deferrals

Non-employee Directors are eligible to defer up to 100% of their annual retainers and meeting fees. Any portion of a Director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the Director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending in October of the prior year.

Payment of Benefits – Grandfathered Plan

Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a Director. At the Director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. Directors may elect at the time of deferral to receive payment on a fixed date in accordance with procedures established. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a Director. The deferred stock units will be distributed in EIX Common Stock in a lump sum upon the Director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a Director prior to retirement will result in a lump sum payout of deferred stock units in EIX Common Stock. Upon the Director’s death, any remaining deferred stock unit balance will be paid to the Director’s beneficiary in a lump sum in EIX Common Stock. Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Payment of Benefits – 2008 Plan

Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the Director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

•	Single lump-sum;

•	Two to fifteen annual installments;

•	Monthly installments for 60 to 180 months; or

•	Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the Director’s 75th birthday unless the Director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a Director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the Director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

1985 Director Deferred Compensation Plan

Dr. Rosser participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The crediting rate for that plan was originally set with reference to Moody’s AAA Seasoned Corporate Bond Yield average during the period. Commencing in 2004, the crediting rate and payment terms for Dr. Rosser’s account were amended under an agreement with Dr. Rosser to correspond to those in effect for the EIX Director Deferred Compensation Plan, except that the provision for survivor benefits remains in effect. If Dr. Rosser dies before retiring from the Board, his survivors would receive payout of his balance in the plan account, and would also receive an annual amount of $70,762 for ten years following his death. If Dr. Rosser dies after retiring from the Board, his surviving spouse would receive a life annuity (but an annuity for other survivors of five years only, if the spouse dies before five years of these survivor payments) consisting of monthly payments equal to half the regular account payment amount.

Retirement Plan for Directors

Directors Nogales, Olson, Rosser and Sutton participate in the Retirement Plan for Directors. Each participating Director is generally entitled to quarterly payments, commencing following the Director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected under Section 409A of the Internal Revenue Code. Mr. Sutton elected a lump sum payment of his benefits, and received payment of $141,059 in 2009. The annual benefit for Directors Nogales, Olson and Rosser will be payable in quarterly installments for a number of years equal to the years of their service as a Director prior to 1998. No new Director after 1997 may participate in the plan, and years of service for benefit determination purposes were frozen at the end of 1997. However, the present value of these frozen benefits can change over time.

STOCK OWNERSHIP OF DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 15, 2010, except as otherwise indicated, by our Director nominees and Named Officers, and all Director nominees and executive officers as a group. None of the persons included in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that can be acquired through April 16, 2010, through the payment of deferred stock units, restricted stock units and the exercise of stock options, including shares which can be acquired or paid on an accelerated basis due to retirement, death, disability, resignation or involuntary termination of employment without cause.

Name of Beneficial Owner	Deferred Stock Units	Restricted Stock Units	Stock Options	Common Stock Shares(1)	Total Shares Beneficially Owned(2)	Percent of Class(3)
Director Nominees and Named Officers:
Jagjeet S. Bindra	—	—	—	—	—	*
Vanessa C.L. Chang	7,406	—	7,500	113	15,019	*
France A. Córdova	14,280	—	13,500	—	27,780	*
Theodore F. Craver, Jr.	—	30,960	1,283,204	131,289	1,445,453	*
Charles B. Curtis	9,637	—	10,000	920	20,557	*
Alan J. Fohrer	—	10,689	571,772	84,154	666,615	*
Bradford M. Freeman	17,876	—	15,500	50,000	83,376	*
Luis G. Nogales	17,599	—	15,500	5,422	38,521	*
Ronald L. Olson	17,599	—	15,500	29,546	62,645	*
James M. Rosser	9,333	—	5,000	12,600	26,933	*
Richard T. Schlosberg, III	17,876	—	15,500	5,000	38,376	*
Thomas C. Sutton	17,599	—	15,500	37,407	70,506	*
Brett White	7,395	—	7,500	—	14,895	*
Additional Named Officers:
W. James Scilacci	—	7,372	327,569	28,567	363,508	*
Linda G. Sullivan	—	4,540	78,462	1,879	84,881	*
Robert L. Adler	—	7,741	225,550	10,000	243,241	*
John R. Fielder	—	5,883	307,841	31,228	344,952	*
Ronald L. Litzinger	—	7,593	267,350	44,848	319,791	*
Pedro J. Pizarro	—	5,117	213,781	18,418	237,316	*
Stephen E. Pickett	—	3,135	144,553	30,344	178,032	*
Mahvash Yazdi	—	3,270	213,918	20,479	237,667	*
Thomas M. Noonan(4)	—	—	30,303	—	30,303	*
EIX Director Nominees and Executive Officers as a Group (21 individuals)	136,600	83,176	3,463,492	510,115	4,193,383	1.29%
SCE Director Nominees and Executive Officers as a Group (19 individuals)	136,600	67,429	2,985,874	447,048	3,606,648	1.11%

(1)	Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power: Mr. Fohrer – 31,175; Mr. Olson – 10,000; Dr. Rosser 12,600; Mr. Scilacci – 27,489; Ms. Sullivan – 399, Mr. Fielder – 13,189; Mr. Litzinger – 11,681; Mr. Pickett – 30,344, Mr. Pizarro – 9,199; all EIX Directors and executive officers as a group – 109,128 and all SCE Directors and executive officers as a group – 107,890.

Shared voting and shared investment power: Ms. Chang – 113; Mr. Craver – 131,289; Mr. Curtis – 920; Mr. Fohrer – 48,200; Mr. Olson – 19,546 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Exchange Act); Mr. Sutton – 37,407; Mr. Fielder – 18,039; Mr. Litzinger – 33,167; Ms. Yazdi – 20,479; all EIX Directors and executive officers as a group – 309,991; and all SCE Directors and executive officers as a group – 263,554.

(2)	Includes shares listed in the four columns to the left.

(3)	Each individual owns less than 1% of the outstanding shares of EIX Common Stock.

(4)	Mr. Noonan’s stock ownership is shown as of December 24, 2009.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2009, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
EIX Common Stock	State Street Corporation One Lincoln Street Boston, Massachusetts 02110	38,072,483	(1)	11.7%
EIX Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	22,583,505	(2)	6.9%
EIX Common Stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	20,400,000	(3)	6.3%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104	(4)	100%

(1)

This information is based on a Schedule 13G filed with the SEC on February 12, 2010. Acting in various fiduciary capacities, State Street reports that it has shared voting and investment power over 38,072,483 shares. This includes 24,227,255 shares, or 7.4% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

(2)

This information is based on a Schedule 13G filed with the SEC on January 29, 2010. BlackRock Inc. reports that it beneficially owns 22,583,505 shares, or 6.93% of the class, and that it has sole voting and investment power over all shares.

(3)

This information is based on a Schedule 13G filed with the SEC on February 11, 2010. Capital World Investors reports that it beneficially owns 20,400,000 shares, or 6.3% of the class, and that it has sole voting and investment power over all shares.

(4)

EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

Dated: March 12, 2010

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary
Edison International Southern California Edison Company

DIRECTIONS TO THE EIX AND SCE ANNUAL MEETING

Thursday, April 22, 2010

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

00069539

SOUTHERN CALIFORNIA

EDISON

AN EDISON INTERNATIONAL COMPANY

SOUTHERN CALIFORNIA EDISON COMPANY proxy card Annual Meeting — April 22, 2010 THIS

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 22, 2010, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side. The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEMS 1 AND 2. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD. See reverse for voting instructions. 2010 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 22, 2010 9:00 a.m. Pacific Time Hilton Los Angeles/San Gabriel Hotel 225 West Valley Blvd. San Gabriel, California 91776 Valley Blvd. Downtown Los Angeles 10 Fwy San Gabriel Hilton 710 Fwy New Ave. Del Mar Ave.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of Directors: 01 Jagjeet S. Bindra 06 Alan J. Fohrer 10 James M. Rosser Vote FOR Vote WITHHELD 02 Vanessa C.L. Chang 07 Bradford M. Freeman 11 Richard T. Schlosberg, III all nominees from all nominees 03 France A. Córdova 08 Luis G. Nogales 12 Thomas C. Sutton (except as marked) 04 Theodore F. Craver, Jr. 09 Ronald L. Olson 13 Brett White 05 Charles B. Curtis (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm. For Against Abstain WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change Mark Box Indicate changes below: I plan to attend meeting. Date Signature(s) in Box Please sign exactly as your name(s) appears on this card. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/sce Use the Internet to vote your proxy until 9:00 p.m. (Pacific Time) on April 21, 2010. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 9:00 p.m. (Pacific Time) on April 21, 2010. Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

SOUTHERN CALIFORNIA EDISON COMPANY ANNUAL MEETING OF SHAREHOLDERS Thursday, April 22, 2010 9:00 a.m., Pacific Time Hilton Los Angeles/San Gabriel Hotel 225 West Valley Blvd. San Gabriel, California 91776 Directions to the Southern California Edison Company Annual Meeting are available in the proxy statement which can be viewed at www.edison.com/annualmeeting Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2010. Notice is hereby given that the Annual Meeting of Shareholders of Southern California Edison Company will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the 2009 Annual Report are available at www.edison.com/annualmeeting . If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 10, 2010 to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Directors: 01 Jagjeet S. Bindra 06 Alan J. Fohrer 10 James M. Rosser 02 Vanessa C.L. Chang 07 Bradford M. Freeman 11 Richard T. Schlosberg, III 03 France A. Córdova 08 Luis G. Nogales 12 Thomas C. Sutton 04 Theodore F. Craver, Jr. 09 Ronald L. Olson 13 Brett White 05 Charles B. Curtis 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm You may immediately vote your proxy on the Internet at: www.eproxy.com/sce • Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 21, 2010. • Please have this Notice available and follow the instructions to vote your proxy. Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # CONTROL # V121409

To request paper copies of the proxy materials, please contact us via: Internet – Access the Internet and go to www.edison.com/annualmeeting. Follow the instructions to log in, and order copies. Telephone – Call us free of charge at 866-697-9377 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies. Email – Send us an email at ep@ematerials.com with “SCE Materials Request” in the subject line. The email must include: • The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice. • Your preference to receive printed materials via mail -or- an email with links to the electronic materials. • If you choose email delivery, you must include the email address. • If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.